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                                                                     EXHIBIT 2.2





                             ACQUISITION AGREEMENT


                                  BY AND AMONG



                       SOUTHWESTERN OFFSHORE CORPORATION
                            VIKING SUPPLY SHIPS A.S.
                             OCEAN MASTER III INC.
                            PRODUCTION PARTNER INC.
                          TRIVIUM INVESTMENTS LIMITED
                                 HELGE RINGDAL


                                      AND


                            CLIFFS DRILLING COMPANY
                   CLIFFS DRILLING ASSET ACQUISITION COMPANY
                         CLIFFS DRILLING MERGER COMPANY





                                  MAY 13, 1996
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                             ACQUISITION AGREEMENT


         This ACQUISITION AGREEMENT (this "Agreement") is dated as of May 13, 1996, by and among SOUTHWESTERN OFFSHORE CORPORATION, a corporation organized under the laws of the State of Delaware ("Southwestern"), VIKING SUPPLY SHIPS A.S., a corporation organized under the laws of Norway ("Viking"), OCEAN MASTER III INC., a corporation organized under the laws of Liberia ("Ocean"), PRODUCTION PARTNER INC. a corporation organized under the laws of Liberia ("Partner"), TRIVIUM INVESTMENTS LIMITED, a corporation organized under the laws of the British Virgin Islands ("Trivium"), (Southwestern, Viking, Ocean, Partner and Trivium being collectively referred to herein as "Seller"), HELGE RINGDAL, an individual residing in Norway ("Ringdal"), CLIFFS DRILLING COMPANY, a corporation organized under the laws of the State of Delaware ("Cliffs"), CLIFFS DRILLING ASSET ACQUISITION COMPANY, a corporation organized under the laws of the State of Delaware ("Newco"), and CLIFFS DRILLING MERGER COMPANY, a corporation organized under the laws of the State of Delaware ("Merger Sub") (Cliffs, Newco and Merger Sub being collectively referred to herein as "Buyer".)

                              W I T N E S S E T H:

         WHEREAS, Seller and Trinidad (as hereinafter defined) collectively own the Assets (as hereinafter defined) used in the operation of the Business (as hereinafter defined) engaged in by Southwestern and Trinidad; and

         WHEREAS, Buyer desires to acquire the Assets by purchase from Seller (other than Trivium), by merger of Trivium with Merger Sub, and by acquisition by Newco of the stock of Trinidad, respectively, all in consideration for the payment by Buyer of the Cash Consideration (as hereinafter defined), the issuance by Buyer of the Acquisition Shares (as hereinafter defined), and the assumption by Buyer of the Assumed Liabilities (as hereinafter defined); and

         WHEREAS, Viking (owner of all of the outstanding capital stock of Southwestern, Ocean and Trivium and owner, directly and indirectly, of all of the outstanding capital stock of Trinidad) desires to take such actions as are necessary or appropriate to effect the transactions described herein, and to cause Southwestern, Ocean and Trivium to effect the transactions described herein, and in connection therewith, to guarantee the agreements and obligations of Southwestern, Ocean and Trivium in and under this Agreement; and

         WHEREAS, Ringdal (indirect owner of 82% of the outstanding capital stock of Partner) desires to take such actions as are necessary or appropriate to cause Partner to effect the transactions described herein, and in connection therewith, to guarantee the agreements and obligations of Partner in and under this Agreement; and

         WHEREAS, Cliffs (owner of all of the outstanding capital stock of Newco and Merger Sub) desires to take such actions as are necessary and appropriate to effect the transactions





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described herein, and to cause Newco and Merger Sub to effect the transactions described herein, and in connection therewith, to guarantee the agreements and obligations of Newco and Merger Sub in and under this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following respective meanings:

         "Acquisition Shares" has the meaning specified in Section 2.4.

         "Affiliate" means (except as otherwise specified in Section 9.3(d)), as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning specified in the preamble.

         "Applicable Environmental Laws" means all Applicable Laws (as hereinafter defined) pertaining to health, safety or the environment.

         "Applicable Laws" means any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation.

         "Assets" means, collectively, all the property, assets and rights, tangible and intangible, (other than the Excluded Assets) of Seller or Trinidad which are used in the Business and to be acquired by Buyer pursuant to this Agreement, which consist of the following:

         (a)     (i)      the following six offshore drilling rigs to be
                          acquired by Newco hereunder via asset purchase from
                          Viking:

                          SOUTHWESTERN 150
                          SOUTHWESTERN 151
                          SOUTHWESTERN 152
                          SOUTHWESTERN 153
                          SOUTHWESTERN 154
                          SOUTHWESTERN 200





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                 (ii)     the following offshore drilling rig to be acquired by
                          Newco hereunder via asset purchase from Ocean:

                          SOUTHWESTERN 160

                 (iii) the following offshore drilling rig to be acquired by Newco hereunder via asset purchase from Partner:

                          SOUTHWESTERN 180

                 (iv) the following offshore drilling rig to be acquired by Merger Sub hereunder by operation of law via merger of Trivium with and into Merger Sub (together with items specified below, the "Merger Vessel"):

                          SOUTHWESTERN 100

                 (v) a partial, indirect ownership interest, to be acquired by Newco hereunder via purchase of the Trinidad Common Stock (as hereinafter defined), in the following offshore drilling rig (together with the items specified below, the "Joint Venture Vessel"):

                          SOUTHWESTERN MARINE IV f/k/a SOUTHWESTERN 110

together with all their respective drilling machinery and equipment (including without limitation, floor tools and blow- out preventers), engines, machinery, mooring systems and equipment, boats, covers, anchors, chains, cables, tackle, rigging, apparel, furniture, computers and computer equipment, computer software, fittings and equipment, tools, pumps and pumping equipment, spare components and parts, tubulars, drill pipe, drill collars, bunkers and lubricating oils, racking, supporting inventory and stores (the "Vessel Inventory"), living quarters located thereon and all other appurtenances thereto appertaining or belonging, including without limitation that set forth in Schedule 1(a); excluding, however, equipment described in Schedule 1(a)(i), equipment and stores owned by third-party suppliers (such as catering consumables, cement units or logging equipment) and equipment for which rental agreements are listed on Schedule 1(e) (collectively, the "Vessels");

         (b) the shore-based stocks owned by Seller or Trinidad of all drilling machinery and equipment (including, without limitation, floor tools and blow-out preventers), engines, machinery, mooring systems and equipment, boats, covers, anchors, chains, cables, tackle, rigging, apparel, furniture, computers, computer equipment and computer software, fittings and equipment, tools, pumps and pumping equipment, spare components and parts, tubulars, drill pipe, drill collars, racking, supporting inventory and stores (i) that are used or maintained in connection with the Business, or (ii) to the extent not described in the preceding clause, that are maintained by Seller under a Drilling Contract (as hereinafter defined) or Other Contract (as hereinafter defined), including without limitation that set forth on Schedule 1(b) (collectively, "Shore-Based Inventory"), as such Shore-Based Inventory may be reduced through consumption





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thereof, or increased through replacement thereof or addition thereto, in the ordinary course of the maintenance and operation of the Vessels through the Closing Date;

         (c) all of the outstanding equity interest in Trinidad, which, in turn, owns all of the Assets of Trinidad, including without limitation, the benefit and burden, subsequent to the Closing Date, of all right, title and interest of Trinidad under that certain Joint Venture Agreement dated April 18, 1996 establishing the Joint Venture;

         (d) the benefit and burden, subsequent to the Closing Date, of all right, title and interest of Seller or Trinidad under all drilling contracts or other charters or arrangements and any amendments thereto for the employment of the Vessels (the "Drilling Contracts") existing on the Closing Date, including without limitation the Drilling Contracts identified on Schedule 1(d) existing on the Closing Date (it being understood that Seller's right, title and interest in Drilling Contracts entered into by the Joint Venture constitutes only an indirect interest);

         (e) the benefit and burden, subsequent to the Closing Date, of all right, title and interest of Seller or Trinidad under all other contracts to which Seller, Trinidad or any of their respective subsidiaries is a party relating to the Vessels or the Business (the "Other Contracts") existing on the Closing Date, including without limitation the Other Contracts identified on
Schedule 1(e) existing on the Closing Date (it being understood that Seller's right, title and interest in Other Contracts entered into by the Joint Venture constitutes only an indirect interest);

         (f) the following tangible and intangible assets used or held for use in connection with the Business, to the extent assignable by law and Seller has the right to assign and transfer such assets:

                 (i) all Intellectual Property (as hereinafter defined) owned by Seller or Trinidad relating to, or used in connection with the operation of, the Business, and all rights to recover for infringement thereon; and

                 (ii) the certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefor specifically associated with the maintenance and operation of each Vessel and listed on Schedule 1(f)(ii) ("Permits"); and

                (iii)    all records to be delivered to Buyer pursuant to
         Section 2.9; and

                 (iv) Seller's computer inventory and maintenance programs and computer models used in connection with the maintenance and operation of the Vessels; and

         (g) other assets owned and used by Seller and Trinidad in the operation of the Business or maintenance of the Vessels, including without limitation, the items identified on Schedule 1(g), it being understood that the term "Assets" as used in this Agreement includes (i) the assets of Trivium to be acquired by Merger Sub pursuant to this Agreement by operation of law as a result of the Merger, (ii) the assets of Trinidad, which will be indirectly acquired by





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Newco via stock purchase pursuant to this Agreement, but title to which will remain with Trinidad, and (iii) the assets of the Joint Venture, an indirect interest in which Assets will be acquired by Newco pursuant to this Agreement, but title to which will remain with the Joint Venture.

         "Assumed Liabilities" has the meaning specified in Section 2.5.

         "Benefit Plan" has the meaning specified in Section 4.19.

         "Best Efforts" means a party's reasonable best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

         "Business" means the offshore contract drilling, accommodation and other oil and gas exploration and production related service businesses engaged in by Seller and Trinidad as conducted by Southwestern on the date of this Agreement and through the Closing Date.

         "Business Day" means a day on which national banks are generally open for the transaction of business in New York, New York.

         "Buyer" has the meaning specified in the preamble.

         "Buyer Basket" has the meaning specified in Section 12.2(a).

         "Cash Consideration" has the meaning specified in Section 2.4.

         "Change in Control" has the meaning specified in Section 9.3(c).

         "Claims" means any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorney's fees and disbursements) of every kind, nature and description.

         "Cliffs SEC Filings" has the meaning specified in Section 5.10.

         "Cliffs" has the meaning specified in the preamble.

         "Cliffs Common Stock" means shares of common stock, $0.01 par value per share, of Cliffs.

         "Closing" means the consummation of the transactions contemplated by
Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article II.

         "Closing Date" means the date on which the Closing is required to take place as specified in Section 3.1.

         "Competitive Business" has the meaning specified in Section 9.3(d).





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         "Consent Required Contract" has the meaning specified in Section
2.8(a).

         "Drilling Contracts" has the meaning specified in paragraph (d) of the definition of Assets.

         "Encumbrances" means liens (including without limitation maritime liens), charges, pledges, options, mortgages, security interests, claims and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

         "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

         "Excluded Assets" means (i) any and all claims and rights of Seller under contracts to the extent, but only to the extent, that such claims and rights do not relate to the conduct of the Business after the close of business on the Closing Date, including without limitation, accounts receivable of Seller, and (ii) the items listed on Schedule 1(h).

         "Financial Statements" has the meaning specified in Section 4.22(a).

         "Financing Closing Date" means the date on which Buyer consummates one or more financings pursuant to Section 8.2, the net proceeds of which aggregate at least the Cash Consideration.

         "General Assignment" has the meaning specified in Section 3.2(a).

         "Governmental Entity" means any court or tribunal in any jurisdiction or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality.

         "Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, inventions, computer software (including documentation and object and source codes) and similar rights used in the Business, including without limitation, all right, title and interest of Seller and its Affiliates in and to the name "SOUTHWESTERN" and any derivative thereof, including without limitation, "SOUTHWESTERN OFFSHORE CORPORATION," and all registrations, applications, licenses and rights with respect to any of the foregoing, specifically excluding, however, any right, title or interest of Seller or its Affiliates in and to the name "VIKING" or any derivative thereof.

         "Inventory" means Vessel Inventory and Shore-Based Inventory.

         "Joint Venture" means the West Indies Drilling Joint Venture, of which Well Services (Marine) Limited and Trinidad are venturers.

         "Joint Venture Mortgage" means that certain First Preferred Mortgage dated May 2, 1996, granted by the Joint Venture in favor of Citibank N.A. covering the Joint Venture Vessel.





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         "Joint Venture Vessel" has the meaning specified in paragraph (a)(v)
of the definition of Assets.

         "Marad Restrictions" means the restrictions on any Vessel set forth in an Approval Notice and Agreement or Transfer Order issued by the U.S. Department of Transportation, Maritime Administration.

         "Merger" means the merger of Trivium with and into Merger Sub.

         "Merger Sub" has the meaning specified in the preamble.

         "Merger Vessel" has the meaning specified in paragraph (a)(iv) of the definition of Assets.

         "Newco" has the meaning specified in the preamble.

         "Nonassigned Contract" has the meaning specified in Section 2.8(b).

         "Ocean" has the meaning specified in the preamble.

         "Other Contracts" has the meaning specified in paragraph (e) of the definition of Assets.

         "Parent Guaranty" means that certain Guaranty dated May 2, 1996, executed by Viking in favor of Citibank N.A., guarantying the repayment of indebtedness not to exceed $4,250,000 in principal, plus accrued but unpaid interest thereon and costs of collection, if any, payable by the Joint Venture to Citibank N.A.

         "Partner" has the meaning specified in the preamble.

         "Permits" has the meaning specified in paragraph (f)(ii) of the definition of Assets.

         "Permitted Encumbrances" means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being diligently contested in good faith by appropriate proceedings; (ii) statutory or maritime liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of Seller, excluding any mortgage; (iii) the Drilling Contracts; (iv) the Other Contracts; (v) the Joint Venture Mortgage; (vi) the Marad Restrictions; and (vii) any other Encumbrances, title defects or imperfections or irregularities in title which in the aggregate do not exceed $250,000; provided, however, that at the Closing "Permitted Encumbrances" shall not include any Encumbrances for taxes, assessments or governmental charges filed of record against the Assets, or statutory or maritime liens filed of record against the Assets, unless any such Encumbrances are being diligently contested in good faith by appropriate proceedings.

         "Preliminary Closing" has the meaning specified in Section 8.2.





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         "Prohibited Person" has the meaning specified in Section 9.3(d).

         "Ringdal" has the meaning specified in the preamble.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the United States Securities Act of 1933, as amended.

         "Seller" has the meaning specified in the preamble.

         "Seller Basket" has the meaning specified in Section 12.1(a).

         "Seller's Escrow Agent" means Gardere Wynne Sewell & Riggs L.L.P., acting in its capacity as escrow agent for Seller pursuant to that certain Escrow and Proceeds Distribution Agreement by and among Seller and Gardere Wynne Sewell & Riggs L.L.P. dated May, 1996, or such other escrow agent as may be designated by Seller.

         "Shore-Based Inventory" has the meaning specified in paragraph (b) of the definition of Assets.

         "Southwestern" has the meaning specified in the preamble.

         "Surviving Corporation" has the meaning specified in Section 2.3.

         "Taxes" means any income taxes or similar assessments, any social security premiums or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, value added or other tax imposed by any taxing authority, including any interest, penalties or additions attributable thereto.

         "Tax Return" means any return or report with respect to Taxes.

         "Trinidad" means Viking Trinidad Limited, a corporation organized under the laws of the Republic of Trinidad and Tobago.

         "Trinidad Common Stock" means shares of common stock, $50.00 par value per share, of Trinidad.

         "Trivium" has the meaning specified in the preamble.

         "Trivium Common Stock" means shares of common stock, 1.00 par value per share, of Trivium.

         "Vessels" has the meaning specified in paragraph (a) of the definition of Assets, and "Vessel" means any one of the Vessels.





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         "Vessel Inventory" has the meaning specified in paragraph (a) of the definition of Assets.

         "Viking" has the meaning specified in the preamble.

         "Voting Securities" means the shares of Cliffs Common Stock and any other securities of Cliffs entitled to vote generally for the election of directors or any other securities (including, without limitation, rights, warrants and options) convertible or exchangeable into, or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

                                   ARTICLE II

                            ACQUISITION TRANSACTIONS

         2.1 Asset Purchase. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller (other than Trivium) shall sell, assign, transfer, deliver and convey to Newco, and Newco shall purchase, acquire, accept and pay for, as hereinafter provided, the Assets (other than Assets of the Joint Venture, Trinidad and Trivium), free and clear of any Encumbrances other than Permitted Encumbrances.

         2.2 Stock Purchase. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, (a) Viking shall sell, assign, transfer, deliver and convey to Newco, and Newco shall purchase, acquire, accept and pay for, as hereinafter provided, 990 shares of Trinidad Common Stock, constituting 99% of the outstanding equity interest in Trinidad, free and clear of any Encumbrances, and (b) Viking shall cause Viking Management A.S. to sell, transfer, deliver and convey to Cliffs, and Cliffs shall purchase, acquire, accept and pay for, as hereinafter provided, 10 shares of Trinidad Common Stock, constituting 1% of the outstanding equity interest in Trinidad, free and clear of any Encumbrances.

         2.3 Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Trivium shall be merged with and into Merger Sub, whereupon the separate corporate existence of Trivium shall cease, and Merger Sub will be the surviving corporation (the "Surviving Corporation"). As soon as practicable after satisfaction (or waiver) of all of the conditions to the Merger, Trivium and Merger Sub will execute and file a Certificate of Merger substantially in the form of Exhibit 2.3 with the Secretary of State of Delaware and the Registrar of Companies of the British Virgin Islands and make all other filings required by the laws of the State of Delaware and of the British Virgin Islands in connection with the Merger in order to cause the Merger to become effective on the Closing Date. From and after the Closing Date, the Surviving Corporation shall possess all of the properties, rights, privileges and powers, and shall be subject to all of the liabilities and obligations, of Trivium and Merger Sub, all in accordance with applicable laws of the State of Delaware and of the British Virgin Islands.

         2.4 Consideration. The aggregate consideration for the transactions provided for herein shall consist of (a) cash in the amount of $110,000,000 (subject to adjustment as provided in Sections 8.7 and 8.8 (the "Cash Consideration"), (b) 1,200,000 shares (the "Acquisition





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Shares") of Cliffs Common Stock (of which 300,000 shares shall be issued in consideration of the Merger), and (c) the assumption by Buyer of the Assumed Liabilities.

         2.5     Assumed Liabilities.  As of and after the Closing, subject to
Section 2.8, Newco shall assume and thereafter perform the obligations of Seller (other than Trivium) under the Drilling Contracts and the Other Contracts, including without limitation the Parent Guaranty, (specifically excluding, however, the obligations of the Joint Venture, Trinidad or Trivium under any Drilling Contracts and Other Contracts entered into by the Joint Venture, Trinidad or Trivium, which shall remain obligations of the Joint Venture or Trinidad, as applicable, or become obligations of the Surviving Corporation, as applicable), to the extent, but only to the extent, that such obligations relate to the conduct of the Business after the close of business on the Closing Date (the "Assumed Liabilities").

         2.6     Earnest Money Deposit.   Within five days of execution and
delivery of this Agreement by all parties, Buyer shall deposit with Griggs & Harrison P.C., as escrow agent, the sum of $1,000,000 as earnest money, pursuant to an Escrow Agreement between Buyer, Seller and Griggs & Harrison P.C. substantially in the form of Exhibit 2.6. Buyer shall have the option of depositing with the escrow agent an additional amount of $1,000,000, thereby increasing the earnest money deposit to $2,000,000, in order to prevent Seller from terminating this Agreement pursuant to Section 11.1(d)(ii). At Buyer's option, the earnest money deposit, plus interest earned thereon, if any, may be applied toward payment of the Cash Consideration at Closing. Except as otherwise provided in Section 11.3(a) with respect to the forfeiture of earnest money as liquidated damages, the earnest money deposit, plus interest earned thereon, if any, shall be refunded to Buyer in the event of termination of this Agreement pursuant to Section 11.1 by Buyer or Seller.

         2.7 Limitation of Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not assume or in any way be liable or responsible for any liabilities or obligations of Seller or its Affiliates (other than the liabilities and obligations of Trivium, for which Merger Sub will become responsible by operation of law upon consummation of the Merger) except as specifically provided herein, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that Seller (other than Trivium) has or may have in the future, whether fixed or contingent, and whether known or unknown, not expressly described in the definition of Assumed Liabilities shall be and remain the liabilities of Seller. Without limiting the generality of the foregoing, except to the extent assumed by operation of law pursuant to the Merger or specifically provided in Sections 2.4, 2.5 and 8.13, Buyer shall not assume (a) any liability or obligation of Seller under any note, bond or other instrument whether or not secured by the Assets, (b) any liability or obligation of Seller in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made) by Seller or imposed or asserted to be imposed by operation of law (except obligations or liabilities imposed on Buyer by operation of law after the Closing) or (c) any liability or obligation to repay inter-company advances or to satisfy outstanding accounts payable.

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         2.8     Limitation on Assignments.

         (a) Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any Drilling Contract, Other Contract, Permit, license or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any law or any judgment, decree, order, writ, injunction, rule or regulation of any Governmental Entity unless and until such consent shall have been obtained. In the case of any such Drilling Contract, Other Contract, Permit, license or other right that cannot be effectively transferred to Buyer without such consent (a "Consent Required Contract"), Seller agrees that between the date hereof and the Closing Date it will use its Best Efforts to obtain or cause to be obtained the necessary consents to the transfer of any Consent Required Contract. In this connection, Buyer agrees to cooperate with Seller in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by Seller or the other contracting party under a Consent Required Contract.

         (b) In the event that Seller shall have failed prior to the Closing Date to obtain consents to the transfer of any Consent Required Contract, the terms of this Section 2.8(b) shall govern the transfer of the benefits of each such contract. Seller and Buyer shall use their Best Efforts after the Closing Date to obtain any required consent to the assignment to, and assumption by, Buyer of each Consent Required Contract that is not transferred to Buyer at the Closing (a "Nonassigned Contract"). Seller and Buyer shall enter into an agreement on the Closing Date with respect to each Nonassigned Contract providing that until the rights and obligations of Seller thereunder are transferred to or assumed by Buyer, or, if earlier, until termination of such Nonassigned Contract, Seller shall continue to perform its obligations thereunder and Buyer shall provide such assistance, at the sole expense of Buyer, as Seller may reasonably request for such purpose, including without limitation the use of personnel and assets (by lease or otherwise) of Buyer and its Affiliates of the type and quantity that Seller would have used to perform such Nonassigned Contract had the transactions contemplated by this Agreement not been consummated. Such agreement shall also provide that in consideration of the provision of such assistance, Seller shall, promptly after payment of any amounts to Seller by the other party to a Nonassigned Contract, pay such amounts to Buyer after subtracting therefrom the reasonable direct costs and expenses actually incurred by Seller as a result of its performance of the Nonassigned Contract. To the extent any such expenses are not theretofore reimbursed, Buyer shall, promptly upon request of Seller, reimburse Seller for all reasonable direct costs and expenses actually incurred by Seller as a result of its performance of any Nonassigned Contract.

         (c) Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any Permit to the extent such Permit is by its terms nontransferable and valid only in the hands of the Seller. Buyer acknowledges that ownership and operation of the Assets by Buyer may require the issuance of new Permits in the name of Buyer.

         2.9 Delivery of Records. Viking represents that to its knowledge, it has heretofore delivered to Southwestern all material, books, records, papers and instruments relating to the Assets or the operation of the Business. Buyer shall be entitled to all books, records, papers and instruments of Seller and Trinidad of whatever nature that relate to the Assets or the operation of the Business which are located aboard the Vessels or in the possession of Southwestern, Ocean, Partner, Trinidad or Trivium, including without limitation all financial and accounting records, all records physically located on the Vessels on the Closing Date and all books and records relating to employees, the purchase of materials, supplies and services, research and development, engineering drawings, designs, schematics, blueprints, instruction manuals, flowsheets, models, maintenance schedules and similar technical records, and dealings with customers, vendors and suppliers of the Business, and including computerized books and records and other computerized storage media and the software (including documentation and object and source codes) used in connection therewith; provided that Seller shall be entitled to retain all originals of its corporate, financial, accounting, legal, tax and auditing records, and Seller shall be entitled to retain copies at its expense of any such other books and records that are necessary for its tax, accounting or legal purposes; and provided further, that with respect to the Joint Venture Vessel and the other Assets of the Joint Venture, Buyer shall be entitled only to those books, records, papers and instruments in the possession of Seller or Trinidad or to which Seller or Trinidad has a right of possession.

         2.10 Effect of Merger. The Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Closing Date, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation following consummation of the Merger, in each case until further amended as provided therein and in compliance with applicable law. The directors and officers of Merger Sub immediately prior to the Closing Date shall be the directors and officers of the Surviving Corporation following consummation of the Merger, in each case until their respective successors are duly elected and qualified.

                                  ARTICLE III

                                  THE CLOSING

         3.1 Time and Place of Closing. Subject to the occurrence of the Preliminary Closing and the notice thereof required pursuant to Section 8.2, the Closing shall take place at the offices of Griggs & Harrison P.C., 1301 McKinney, Suite 3200, Houston, Texas 77010, at 9:00 a.m., local time, or at such other place or time as the parties may agree in writing, on the Financing Closing Date; provided that the Closing shall occur on a date on which banks are generally open for business in New York, New York, in London, England, and in Oslo, Norway.

         3.2 Deliveries by Seller. At the Closing, Seller (other than Trivium) shall deliver the following to Buyer:

         (a) a duly executed General Conveyance, Assignment and Bill of Sale and Transfer and Assumption of Liabilities (the "General Assignment") in the form of Exhibit 3.2, together with such other bills of sale, assignments and other instruments of transfer, assignment and conveyance, including without limitation individual instruments of transfer for each of the Vessels (other than the Joint Venture Vessel and the Merger Vessel), as Buyer shall reasonably request to vest in Newco good and marketable title to the Assets;

         (b) the tangible assets conveyed by the General Assignment (which tangible assets shall be deemed to be delivered at their then current location on the Closing Date);

         (c)     copies of any consents obtained as contemplated by Section
2.8;

         (d) stock certificates representing all of the outstanding shares of Trinidad Common Stock duly endorsed in blank or accompanied by stock powers duly executed in blank and otherwise in form acceptable to Buyer for effective and lawful transfer of all of the equity interest in Trinidad;

         (e) the certificate and opinion of counsel contemplated by Sections 7.3 and 7.4, respectively; and

         (f) such other certificates, instruments and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

         3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Viking, on behalf of the Seller:

         (a) the Cash Consideration by wire transfer of immediately available funds to a bank account designated by Seller's Escrow Agent in any bank in the continental United States;

         (b) a certificate or certificates representing the Acquisition Shares registered in the name of Seller in the denominations designated in writing by Seller no less than three Business Days prior to Closing;

         (c) a duly executed General Assignment and such other instruments of transfer and assumption as Seller shall reasonably request in order to cause an effective assignment to and assumption by Newco of the Assumed Liabilities;

         (d) the certificate and opinion of counsel contemplated by Sections 6.3 and 6.4, respectively;

         (e) a duly executed Registration Rights Agreement covering the Acquisition Shares substantially in the form of Exhibit 3.3(e);

         (f) a Guaranty Agreement duly executed by Cliffs in favor of Viking substantially in the form of Exhibit 3.3(f);

         (g) A Letter of Credit in the original amount of $4,250,000, supporting the aforesaid Guaranty Agreement substantially in the form of
Exhibit 3.3(g); and

         (h) such other certificates, instruments and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

         3.4 Conversion of Shares. On the Closing Date, each share of Trivium Common Stock issued and outstanding immediately prior to the Closing Date shall be converted into and become 3,000 shares of Cliffs Common Stock, and each share of Trivium Common Stock held by Trivium as treasury stock shall be canceled and no payment shall be made with respect thereto, it being understood that an aggregate of 300,000 shares of Cliffs Common Stock shall be issued in connection with the Merger.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Each Seller (other than Partner) hereby jointly and severally represents and warrants to Buyer with respect to each such Seller (other than Partner) and as applicable with respect also to Trinidad and the Joint Venture, and Partner severally represents and warrants to Buyer with respect only to Partner, as follows:

         4.1  Organization and Existence.

         (a) Southwestern is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Viking is a corporation duly organized and validly existing under the laws of Norway, with all necessary corporate power and authority to own and lease the Assets it currently owns and leases and to carry on the Business as such Business is currently conducted by it. Ocean is a corporation duly organized, validly existing and in good standing under the laws of Liberia, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Partner is a corporation duly organized, validly existing and in good standing under the laws of Liberia, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Trinidad is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Trinidad and Tobago, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Trivium is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted.

         (b) Neither Southwestern, Viking, Ocean, Partner, Trinidad nor Trivium (i) has been dissolved, and no resolution to dissolve such company has been adopted and there is no action or request pending to accomplish such a dissolution; (ii) is a party to a merger, consolidation or other amalgamation which has not become effective (other than the Merger contemplated by this Agreement) and with respect only to Viking, that would have a material adverse effect on its ownership of the Assets or the operation of the Business; (iii) has been declared bankrupt, and to its knowledge, no action or request is pending to declare such company bankrupt; or (iv) has filed for or been granted an official moratorium.

         4.2 Qualification. To its knowledge, each Seller and Trinidad is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it so to be qualified or licensed, unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the Business taken as a whole or create an Encumbrance on any of the Assets.

         4.3 Articles of Association and Bylaws. Each Seller (other than Viking) and Trinidad has made available to Buyer accurate and complete copies of its articles of association and bylaws (certified by an appropriate official of such entity's jurisdiction of incorporation and the secretary or an assistant secretary of such entity, respectively) as currently in effect. Neither any Seller nor Trinidad is in violation of any provision of its articles of association or bylaws, other than violations which, individually or in the aggregate, do not and will not have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise), of such Seller or Trinidad, considered independently.

         4.4 Authority, Etc. The execution and delivery of this Agreement and all agreements, instruments and documents to be executed and delivered by each Seller hereunder, the performance by each Seller of all the terms and conditions hereof and thereof to be performed by it, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, including without limitation by all necessary action of the board of directors (or similar body) of each Seller, and no other corporate proceedings are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered hereunder by each Seller have been duly authorized to do so by all necessary actions on the part of such Seller.

         4.5 Enforceable Agreements. Assuming due compliance with the laws of the State of Texas and the United States, this Agreement constitutes, and each other agreement or instrument to be executed hereunder by any Seller, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally, by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), by provisions generally applicable under Norwegian law in respect of invalidation or revision of unfair contract terms, or by other Norwegian public policy considerations.

         4.6 No Violations. Except as set forth on Schedule 4.6, the execution and delivery of this Agreement by each Seller, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

         (a) violate any of the terms of the articles of incorporation, bylaws or other charter documents of any Seller or Trinidad;

         (b) (i) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which any Seller or Trinidad is a party or by which any Seller or Trinidad is bound or to which any of the Assets is subject, which breach or default would reasonably be expected to have a material adverse effect on the ownership of the Assets or the operation of the Business, taken as a whole, or (ii) result in the creation of any Encumbrance on any of the Assets, or otherwise give any person the right to termination any Drilling Contract, Permit or Other Contract; or

         (c) to the knowledge of any Seller, violate any national or local law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon any Seller or Trinidad, or the assets of any Seller or Trinidad, which violation would reasonably be expected to have a material adverse effect on the ownership or operation of the Assets or the operation of the Business taken as a whole, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement.

         4.7 Ownership of Assets. As of the date of this Agreement, Seller collectively owns good and marketable title to the Assets (other than the Assets of the Joint Venture and Trinidad, good and marketable title to which is held by the Joint Venture or Trinidad, respectively), free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances described in
Schedule 8.11. Subject to Section 4.9, at the Closing, Seller collectively will own, and upon execution and delivery by Seller (other than Trivium) of the General Assignment and appropriate bills of sale, upon transfer of the shares of Trinidad Common Stock, and by operation of law upon consummation of the Merger, Buyer will own, good and marketable title to the Assets (other than the Assets of the Joint Venture and Trinidad, good and marketable title to which will be held by the Joint Venture and Trinidad), free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances, if any, created or permitted to be imposed by Buyer.

         4.8 Vessel Classifications and Certifications. The classification of each Vessel and the flag under which it is documented is set forth on
Schedule 1(a). Set forth on Schedule 4.8 is a summary of the recommendations to class for each of the Vessels based on the most recent survey received by Seller for such Vessel as of the date of this Agreement, as well as a listing of required certifications (including Det Norske Veritas, American Bureau of Shipping, United States Coast Guard, Lloyd's Register of Shipping and Bureau Veritas certifications) and the expiration date for each such certification. Except as set forth on Schedule 4.8, each of the Vessels has in full force and effect all required certifications necessary for its present operations (with the exception of any thereof that may be affected by any loss or damage referred to in Section 8.8). Except as disclosed by Seller or Trinidad to Buyer in writing at or prior to the Closing, to the knowledge of Seller and Trinidad, none of the Vessels has suffered any material damage to is condition (excepting normal wear and tear) since April 23, 1996, the date of completion of Buyer's inspection of the Vessels.

         4.9     Inventory.

         (a) At the Closing, Seller collectively will own, and upon execution and delivery by Seller (other than Trivium) of the General Assignment, and by operation of law upon consummation of the Merger, Buyer will own, good and marketable title to the Inventory (other than the Inventory associated with the Joint Venture Vessel, which Inventory is and will be owned by the Joint Venture), as such Inventory may be reduced through the consumption thereof, or increased through replacement thereof or additions thereto, in the ordinary course of the maintenance and operation of the Vessels through the Closing Date, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances, if any, created or permitted to be imposed by Buyer.

         (b) On the date of this Agreement, Seller (or the Joint Venture, as applicable) maintained Inventory with respect to each Vessel as specified on
Schedule 1(a), which Inventory is in such amounts and of such quality (i) as would comply in all material respects with any applicable Drilling Contract or Other Contract and (ii) as is consistent with past practice of Southwestern.

         4.10 Certain Property on Vessels. Since April 23, 1996, the date of completion of Buyer's inspection of the Vessels, subject to normal wear and tear and consumption in the ordinary course of business, neither Seller nor Trinidad has removed or, to its knowledge, permitted to be removed any tangible property from any Vessel which tangible property has a value equal to or greater than $100,000 in the aggregate for all the Vessels, except for any such tangible property relocated from one Vessel to another Vessel or transferred to Inventory; provided, however, that Seller shall have the right to take ashore
(i) crockery, plates, cutlery, linens and other articles bearing the Seller's flag or name, provided that Seller replaces same with similar unmarked items,
(ii) library items and forms exclusively for use on Seller's vessels, and (iii) captain's, officer's and crew's personal belongings including the slop chest.

         4.11 Contracts. Seller has made available to Buyer for review complete and correct copies of all the Drilling Contracts and Other Contracts. Except as set forth on Schedule 4.11, each of the Drilling Contracts and Other Contracts may be transferred to Buyer without the consent of any person. Each of the Drilling Contracts and Other Contracts is valid, binding and in full force and effect against Seller, Trinidad or the Joint Venture, as applicable, and, to Seller's knowledge, is valid, binding and in full force and effect against the other party thereto. Except as set forth on Schedule 4.11, neither Seller, Trinidad nor the Joint Venture is in default in any material respect, and no notice of alleged default has been received by Seller under any of the Drilling Contracts or Other Contracts, and no other party thereto is, to the knowledge of Seller, in default thereunder in any material respect, and, to the knowledge of Seller, there exists no condition or event which, with or without notice or lapse of time or both, would (i) constitute a material default under any of the Drilling Contracts or Other Contracts by Seller or any other parties thereto, or (ii) otherwise give any other party to such a contract the right to charge penalties or reduce the rates that would otherwise be payable under such a contract.

         4.12 Intellectual Property. Neither Seller nor Trinidad owns, holds, uses or has pending any material Intellectual Property in connection with the operation of the Assets or the Business. Seller and Trinidad collectively own or have rights to use all Intellectual Property necessary for the operation of the Assets and the Business as presently operated. Neither Seller nor Trinidad is infringing upon the Intellectual Property of any third party or has received any written notice or claim of any infringement, violation, misuse or misappropriation in connection with the operation of the Assets or the Business by such Seller or Trinidad of any Intellectual Property owned or purported to be owned by any other person.

         4.13    Performance Bonds; Letters of Credit.  Set forth on Schedule
4.13 is a listing of all performance and similar bonds and letters of credit currently posted by, or any certificate of financial responsibility or similar evidence of financial accountability obtained or procured by, any Seller or Trinidad for the purpose of operating the Vessels or otherwise conducting the Business.

         4.14 Seller's Insurance. Each Seller (and Trinidad and/or the Joint Venture, as applicable) maintains with sound and reputable insurers, and to the knowledge of each Seller, there are currently in full force and effect, policies of insurance with respect to the Assets and Business against such casualties and contingencies of such types and in such amounts as Seller considers customary and reasonable for offshore drilling contractors of similar size engaged in similar operations. All premiums due and payable with respect to such policies have been timely paid. No written notice of cancellation of, or written indication of any intention not to renew, any such policy has been received by any Seller, or to the knowledge of any Seller, by Trinidad or the Joint Venture. Set forth on Schedule 4.14 is a summary description of (i) the insurance maintained by each Seller (and Trinidad and/or the Joint Venture, as applicable) covering each of the Vessels and/or the operation of the Business and (ii) all outstanding insurance claims associated with each of the Vessels.

         4.15    Litigation.

         (a) Except for litigation described on Schedule 4.15(a), there is no litigation and there are no arbitration proceedings or governmental proceedings, claims, suits or investigations pending, instituted or, to the knowledge of any Seller, overtly threatened against any of the Assets or against any Seller, Trinidad or the Joint Venture, which (i) seeks permanent injunctive relief, (ii) if adversely determined would delay or prevent the consummation of the transactions contemplated by this Agreement, or (iii) would reasonably be expected to have a material adverse effect on any Seller, Trinidad or the Business taken as a whole, or create an Encumbrance on, or otherwise affect the ownership or operation of, any of the Assets.

         (b) Except for matters described on Schedule 4.15(b), neither Seller, Trinidad, the Joint Venture, nor any of the Assets, is subject to any judicial or administrative judgment, order or decree in a manner that is material and adverse to the Business taken as a whole, or that would create an Encumbrance on, or otherwise affect the ownership or operation of, any of the Assets. Except as referred to on Schedule 4.15(b), neither Seller, Trinidad, the Joint Venture, nor any Affiliate of any Seller or Trinidad has received any notifications or charges in writing from any Governmental Entity involving alleged violations of or alleged obligations to remediate under occupational safety and health or water quality or other environmental matters that materially and adversely affect the conduct of the Business by such Seller, Trinidad or the Joint Venture, or that have not been finally dismissed or otherwise disposed of.

         4.16 Governmental Approval. To the knowledge of each Seller, except for (i) the filing by Christen Sveaas of a Notification and Report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or early termination of the waiting period provided for therein, (ii) the filing by Viking, Ocean and Partner, as applicable, with the U.S. Department of Transportation, Maritime Administration, of a Request for Transfer of Ownership, Registry and Flag of Foreign Flag Vessel under Maritime Administration Contract with Foreign Owner on Form MA-29B, (iii) the issuance of a Transfer Order by the Maritime Administration authorizing the transfer of each of the Vessels as contemplated by this Agreement, (iv) the filing by Viking, Ocean and Partner, as applicable, of a Request for Issuance of a Certificate of Permission for Sale for the Purpose of Reregistration and of a Bill of Sale covering each of the Vessels (other than the Joint Venture Vessel and the Merger Vessel) with the Liberian Ship Registry, Vessel Registration Division, and (v) the filing by Trivium of a Certificate of Merger with Registrar of Companies of the British Virgin Islands, respectively, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by any Seller of the transactions contemplated hereby.

         4.17    Compliance With Laws.

         (a) Except as set forth on Schedule 4.17(a), to the knowledge of each Seller, neither Seller, Trinidad nor the Joint Venture is in violation of or in default under any Applicable Law relating to the ownership of the Assets or operation of the Business, including, without limitation, any applicable maritime law relating to the Vessels, which violation or default materially and adversely affects the ownership of the Assets or operation (as presently conducted) of the Business taken as a whole, and no claim is pending or, to the knowledge of any Seller, overtly threatened with respect to any such matters which if determined adversely to such Seller, Trinidad or the Joint Venture would have such effect.

         (b)     Without limiting Section 4.17(a) and except as set forth on
Schedule 4.17(b), to the knowledge of each Seller, each Seller, Trinidad and the Joint Venture has conducted the Business in accordance in all material respects with Applicable Environmental Laws, and neither Seller, Trinidad nor the Joint Venture is subject to any pending or, to the knowledge of any Seller, overtly threatened investigation or inquiry by any Governmental Entity, or to any remedial obligations, under any Applicable Environmental Laws.

         4.18    Employees.

         (a) Set forth on Schedule 4.18(a) is a list of the name, social security number (or the equivalent), and dates of employment by any Seller of each employee of the Business on the date hereof, together with the position held by such employee and the total amounts of salary, bonuses and other compensation paid or payable by such Seller to each such person for the current fiscal year and the immediately preceding fiscal year. Each Seller has maintained adequate and suitable records regarding each person employed by such Seller, and has made such records available to Buyer.

         (b) Except as set forth on Schedule 4.18(b), no Seller is a party to any employment agreement with any employees of the Business, and the employment of each employee of the Business may be terminated by such Seller on not more than 14 days notice to such employee without liability to such Seller, subject to the Applicable Law. The consummation of the transactions contemplated by this Agreement will not result in the incurring of any severance pay obligations to any employee of the Business. Except as set forth in Schedule 4.15(a), there are no outstanding claims asserted in writing against any Seller by any person who is or was employed by any Seller in relation to the Business or any dispute with any material number of class of the employees.

         4.19 Employee Benefits. Set forth on Schedule 4.19 is a list identifying each employee benefit plan, policy, agreement or arrangement, including without limitation, pension, stock option, share saving, deferred compensation, profit sharing, incentive, bonus and severance pay plans and arrangements, whether legally enforceable or not, which (i) is, has been or is proposed to be entered into, administered, maintained or contributed to by any Seller, or (ii) covers any employee or former employee of the Business (each, a "Benefit Plan"). Each Benefit Plan has been maintained and contributed to in compliance with the requirements of Applicable Law. Each Seller has paid and discharged when due all obligations and liabilities arising under such plans and Applicable Law of a character which, if not paid or discharged, are likely to result in the imposition of an Encumbrance or the assertion of a liability enforceable against the Assets.

         4.20    Labor Relations.

         (a) Except as disclosed on Schedule 4.20(a), (i) there are no collective bargaining agreements or other similar agreements, arrangements, or understandings, written or oral, with employees of the Business as a group to or by which any Seller or Trinidad is a party or is bound; (ii) no employees of the Business are represented by any labor organization, collective bargaining representative or group of employees; (iii) no labor organization, collective bargaining representative or group of employees claims to represent a majority of the employees of the Business; (iv) neither Seller nor Trinidad has been involved with any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any employees of the Business, or been subject to or, to the knowledge of any Seller, overtly threatened with any strike or other concerted labor activity or dispute; and (v) neither Seller nor Trinidad is obligated to bargain collectively with respect to wages, hours and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative or group of employees with respect to employees of the Business.

         (b) To the knowledge of each Seller, each Seller and Trinidad is in compliance with all Applicable Laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of all employees of the Business, and neither Seller nor Trinidad is engaged in any unfair labor practices or unlawful employment practices with respect to employees of the Business. There is no pending or, to the knowledge of any Seller, overtly threatened action, claim, investigation or inquiry by or before, and neither Seller nor Trinidad is subject to any judgment, order, writ, injunction or decree of or inquiry from, any Governmental Entity in connection with any current, former or prospective employees of the Business.

         4.21 Tax Matters. Except as disclosed on Schedule 4.21 or as would not have a material adverse effect on the Assets or the operations of the
Business:

         (a) Each of Viking (with respect only to the Business), Southwestern, Ocean, Partner, Trinidad and Trivium has (and as of the Closing Date will have) duly filed all federal, state, local and foreign Tax Returns required to be filed by or with respect to them with the applicable taxing authority, and no extensions with respect to such Tax Returns have (or as of the Closing Date will have) been requested or granted;

         (b) Each of Viking (with respect only to the business), Southwestern, Ocean, Partner, Trinidad and Trivium has (and as of the Closing Date will have) paid all Taxes due, or claimed by any taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal proceedings;

         (c) There has been no issue raised or adjustment proposed (and none is pending) by any taxing authority in connection with any of the Tax Returns of Viking (with respect only to the Business), Southwestern, Ocean, Partner, Trinidad or Trivium that has not been resolved or paid, and no such issues raised could reasonably be expected to result in a proposed tax deficiency to any such Seller or Trinidad for any other period not so examined;

         (d) All Taxes that are required to be withheld or collected by each of Viking (with respect only to the Business), Southwestern, Ocean, Partner, Trinidad and Trivium have been duly withheld or collected and to the extent required, have been paid or properly segregated or deposited as required by Applicable Law. Each of Viking (with respect only to the Business), Southwestern, Ocean, Partner, Trinidad and Trivium has (and as of the Closing Date will have) made all deposits required with respect to Taxes;

         (e) Neither Viking (with respect only to the Business), Southwestern, Ocean, Partner, Trinidad nor Trivium has waived the statute of limitations on the right of any taxing authority in connection with its Tax Returns or otherwise made any special arrangements with any taxing authority.

         4.22    Financial Statements.

         (a) Viking has delivered to Buyer accurate and complete copies of its audited consolidated balance sheet as of December 31, 1994, and the related audited consolidated statements of profit and loss and cash flows for the year then ended, and the notes thereto, and of its unaudited preliminary balance sheet as of December 31, 1995 and the related unaudited preliminary statements of profit and loss and cash flows for the year then ended, and the notes thereto; Southwestern has delivered to Buyer accurate and complete copies of such Seller's audited consolidated balance sheet as of December 31, 1994 and 1995, and the related audited consolidated statements of income, stockholders' equity, and cash flows/changes in financial position for the years then ended and the year ended December 31, 1993, and the notes and schedules thereto, together with the unqualified report thereon of independent public accountants (collectively the "Financial Statements").

         (b) The Financial Statements (i) have been prepared from the books and records of such Seller in conformity with Norwegian generally recognized accounting principles with respect to Viking, and United States generally accepted accounting principles with respect to Southwestern, applied on a basis consistent with preceding years throughout the periods involved, and (ii) accurately, completely, and in accordance with such principles, fairly present in all material respects such Seller's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows/changes in financial position for each of the periods then ended.

         4.23 Books and Records. All of the books and records of Trivium, Trinidad and the Joint Venture are substantially complete and correct, have been maintained in accordance with good business practice and in material compliance with all Applicable Laws, and, in the case of the books of account, have been prepared and maintained in accordance with applicable generally accepted accounting principles consistently applied. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions, assets and liabilities of Trivium, Trinidad or the Joint Venture, as applicable.

         4.24    Liabilities and Commitments.

         (a) Trivium was incorporated on April 18, 1996 for the sole purpose of acquiring, owning and operating the Merger Vessel. Since the date of its incorporation, Trivium has conducted no business other than to acquire, own and operate the Merger Vessel. Trivium has no liabilities, obligations, contracts or commitments (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known and whether due or to become due), except liabilities, obligations, contracts and commitments reflected on Schedule 4.24(a).

         (b) Trinidad was incorporated on March 13, 1996 for the sole purpose of establishing and operating the Joint Venture. Since the date of its incorporation, Trinidad has conducted no business other than to organize and establish the Joint Venture. Trinidad has no liabilities, obligations, contracts or commitments (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known and whether due or to become due), except
(i) liabilities and
obligations associated with its status as a general partner/venturer of the Joint Venture, (ii) liabilities, obligations, contracts and commitments associated with Drilling Contracts and Other Contracts entered into by Trinidad, and (iii) liabilities, obligations, contracts and commitments reflected on Schedule 4.24(b).

         (c) The Joint Venture was established on April 18, 1996 for the sole purpose of acquiring, owning and operating the Joint Venture Vessel.
Since its inception, the Joint Venture has conducted no business other than to acquire, own and operate the Vessel. The Joint Venture has no liabilities, obligations, contracts or commitments (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known and whether due or to become due), except (i) liabilities, obligations, contracts and commitments associated with Drilling Contracts and Other Contracts entered into by the Joint Venture, and (ii) liabilities, obligations, contracts and commitments reflected on
Schedule 4.24(c)

         4.25    Capitalization.

         (a) The authorized capital stock of Trivium consists of 100 shares of Trivium Common Stock, all of which shares are issued and outstanding and owned beneficially and of record by Viking, free and clear of all Encumbrances. All issued and outstanding shares of Trivium Common Stock are validly issued, fully paid and nonassessable, and no holder thereof is entitled to preemptive rights. There are no outstanding options, warrants or rights to purchase, and there are no other outstanding securities convertible into or exchangeable for, any shares of Trivium Common Stock.

         (b) The authorized capital stock of Trinidad consists of 1,000 shares of Trinidad Common Stock, all of which shares are issued and outstanding, 990 shares of which are owned beneficially and of record directly by Viking, and 10 shares of which are owned beneficially and of record by Viking Management A.S., a wholly-owned subsidiary of Viking, free and clear of all Encumbrances. All issued and outstanding shares of Trivium Common Stock are validly issued, fully paid and nonassessable, no holder thereof is entitled to preemptive rights, and no such shares are subject to any restriction which would prohibit or restrict the transfer of such shares to Newco as contemplated by this Agreement. There are no outstanding options, warrants or rights to purchase, and there are no other outstanding securities convertible into or exchangeable for, any shares of Trinidad Common Stock.

         4.26 Ordinary Course; Absence of Material Adverse Change. Since April 8, 1996, the Business has been conducted only in the ordinary and usual course, and there has been no material adverse change in the Assets, operations, prospects or condition (financial or otherwise) of the Business, taken as a whole. There is no fact, development or threatened development known to any Seller that would materially adversely affect the Assets, operations, or prospects of the Business, taken as a whole, other than such conditions as may affect the economy or the offshore drilling business generally.

         4.27 No Brokers. Except for Simmons & Company International and Ringdal Holding A.S. (whose fees in respect of transactions contemplated hereby shall be paid solely by Seller), no Seller has employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from any Seller in connection with such transactions. Each Seller agrees to indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, which Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of such Seller.

         4.28 Disclosure. No representation or warranty made by any Seller in this Agreement and no statement of any Seller or its representatives contained in any document, certificate or other writing furnished or to be furnished by any Seller pursuant hereto or in connection herewith, taken as a whole, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact (other than those facts generally recognized to be industry risks normally associated with the contract drilling business) necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         5.1 Organization and Existence. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted.

         5.2 Qualification. Each Buyer, to its knowledge, is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it so to be qualified or licensed, unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of such Buyer and its subsidiaries taken as a whole.

         5.3 Charter and Bylaws. Each Buyer has made available to Seller or its representatives accurate and complete copies of the Certificate of Incorporation and Bylaws of such Buyer as currently in effect.

         5.4 Authority; Etc. The execution and delivery of this Agreement and all agreements, instruments and documents to be executed and delivered by each Buyer hereunder, the performance by each Buyer of all the terms and conditions hereof and thereof to be performed by it, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action, including without limitation by all necessary action of the board of directors of each Buyer, and no other corporate proceedings of any Buyer are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by each Buyer hereunder, have been duly authorized to do so by all necessary actions on the part of such Buyer.

         5.5 Enforceable Agreement. This Agreement constitutes, and each other agreement or instrument to be executed by any Buyer hereunder, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Buyer, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.6 No Violations. The execution and delivery of this Agreement by each Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby (including the financing contemplated by Section 8.2) will not:

         (a) violate any of the terms of the certificate of incorporation or bylaws of any Buyer;

         (b) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which any Buyer is a party or by which any Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on such Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder; or

         (c) to the knowledge of any Buyer, violate any federal or state law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon any Buyer or any of its subsidiaries, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation would reasonably be expected to have a material adverse effect on Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder.

         5.7 Governmental Approval. Except for (i) the filing by Cliffs of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or early termination of the waiting period provided for therein, (ii) the filing by Newco of an Application for Registration as a Foreign Maritime Entity with the Minister of Foreign Affairs of the Republic of Liberia, (iii) the filing by Merger Sub of a certificate of merger with the Secretary of State of Delaware, and (iv) any securities filings which may be required in connection with the financing contemplated by Section 8.2 and the registration rights to be granted pursuant to Section 3.3(e), respectively, no consent approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental

Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         5.8 Insurance. Buyer maintains with sound and reputable insurers, and there are currently in full force and effect, policies of insurance with respect to its assets and operations, in amounts and coverages as are customary in the oil and gas contract drilling industry.

         5.9 Litigation. There is no litigation and there are no arbitration proceedings or governmental proceedings, suits or investigations pending, instituted or, to the knowledge of Buyer overtly threatened against any Buyer or its subsidiaries that could reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and its subsidiaries taken as a whole or that, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement.

         5.10 SEC Filings. Cliffs has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC pursuant to the Securities Act and the Exchange Act. Buyer has heretofore delivered to Seller accurate and complete copies of all such reports, registration statements and other filings filed by Cliffs with the Securities and Exchange Commission since January 1, 1995 (the "Cliffs SEC Filings"). As of their respective dates, the Cliffs SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of Cliffs and its subsidiaries included in the Cliffs SEC Filings present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Cliffs as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

         5.11 Absence of Material Adverse Change. As of April 8, 1996, Cliffs had conducted its business since the date of the then most current Cliffs SEC Filings only in the ordinary and usual course, and there had been no material change from and after the date of the then most current Cliffs SEC Filings, in the operations, prospects or condition (financial or otherwise) of its business, taken as a whole. As of April 8, 1996, there was no fact, development or threatened development known to Cliffs that would materially, adversely affect the operations or prospects of its business, taken as a whole, other than such conditions as may affect the economy or the offshore drilling business generally.

         5.12 Capitalization. (a) The authorized capital stock of Cliffs consists of (i) 15,000,000 shares of Cliffs Common Stock, of which 6,190,928 shares were outstanding on April 23, 1996, and (ii) 3,000,000 shares of preferred stock, without par value, of which no shares were outstanding on April 23, 1996. Except for stock options or deferred stock awarded pursuant to Cliffs' Incentive Equity Plan, there are no outstanding options, warrants or rights to purchase, and there are no other outstanding securities convertible into or exchangeable for, any shares of

Cliffs Common Stock on the date of this Agreement. None of the outstanding shares of Cliffs Common Stock are covered by any agreement granting registration rights of any kind.

         5.13 Acquisition Shares. The Acquisition Shares have been duly authorized for issuance and, if and when issued and delivered by Cliffs in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Acquisition Shares under this Agreement is not subject to any preemptive or similar rights.

         5.14 No Brokers. Except for Jefferies & Co. (whose fee in respect of the transactions contemplated hereby shall be paid solely by Buyer), no Buyer has employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from any Buyer in connection with such transactions. Each Buyer agrees to indemnify and hold harmless Seller from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, which Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of such Buyer.

         5.15 Disclosure. No representation or warranty made by any Buyer in this Agreement and no statement of Buyer or its representatives contained in any document, certificate or other writing furnished or to be furnished by any Buyer pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact (other than those facts generally recognized to be industry risks normally associated with the contract drilling business) necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any once or more of which may be waived, in whole or in part, by Seller:

         6.1 Accuracy of Representations and Warranties. The representations and warranties of each Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         6.2 Covenants and Agreements Performed. Each Buyer shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         6.3 Officer's Certificate. Seller shall have received a certificate in the form of Exhibit 6.3 hereto, dated as of the Closing Date, of the President or a Vice President of Cliffs, on behalf of each Buyer, certifying as to the matters specified in Sections 6.1 and 6.2.

         6.4 Legal Opinion. Seller shall have received from Griggs & Harrison P.C., counsel to each Buyer, an opinion dated the Closing Date, substantially in the form of Exhibit 6.4 hereto.

                                  ARTICLE VII

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

         7.1 Accuracy of Representations and Warranties. The representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         7.2 Covenants and Agreements Performed. Each Seller shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         7.3     Officer's Certificates.

         (a) Buyer shall have received a certificate in the form of Exhibit 7.3(a) hereto, dated as of the Closing Date, of the Chairman of Viking, on behalf of Viking, Southwestern, Ocean and Trivium, certifying as to the matters specified in Sections 7.1 and 7.2 with respect to Viking, Southwestern and Trivium.

         (b) Buyer shall have received a certificate in the form of Exhibit 7.3(b) hereto, dated as of the Closing Date, of the President or Vice President of Partner, certifying as to the matters specified in Sections 7.1 and 7.2 with respect to Partner.

         7.4     Legal Opinion.

         (a) Buyer shall have received from Gardere Wynne Sewell & Riggs, L.L.P., Texas counsel to each Seller, Trinidad and Ringdal, an opinion dated the Closing Date, substantially in the form of Exhibit 7.4(a) hereto.

         (b) Buyer shall have received from Gram Hambro & Garman, Norwegian counsel to Viking, an opinion dated the Closing Date, substantially in the form of Exhibit 7.3(b) hereto.

         (c) Buyer shall have received from Thommessen Krefting Greve Lund, Norwegian counsel to Ringdal, an opinion dated the Closing Date, substantially in the form of Exhibit 7.3(c) hereto.

         (d) Buyer shall have received from Trinidadian counsel to Trinidad, an opinion dated the Closing Date, in such form as may be acceptable to Buyer.

         7.5 Financing by Buyer. Buyer shall have obtained net proceeds of financing for the purchase of the Assets, on terms acceptable to Buyer, in its sole discretion, in an amount not less than the Cash Consideration.

         7.6 Absence of Material Adverse Change. Since the date of this Agreement, there shall not have occurred a material adverse change (other than such conditions as may affect the economy or the offshore drilling business generally) in the Assets, operations, prospects or condition (financial or otherwise) of the Business, taken as a whole.

                                  ARTICLE VIII

                COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE,
                   RELATING TO AND SUBSEQUENT TO THE CLOSING

         Seller and Buyer hereby covenant and agree as follows:

         8.1 Actions with Respect to Closing. Each Seller will use its Best Efforts to obtain the satisfaction of the conditions to Closing applicable to Seller set forth in Article VII as soon as practicable. Each Buyer will use its Best Efforts to obtain the satisfaction of the conditions to Closing applicable to Buyer set forth in Article VI as soon as practicable.

         8.2 Action of Buyer Regarding Financing. Buyer shall promptly after the date of this Agreement exercise its Best Efforts to obtain financing in an amount not less than the Cash Consideration. Buyer shall keep Seller informed from time to time as to the status of such financing. Seller shall cooperate with Buyer, in Buyer's preparation of any registration statement, offering memorandum or prospectus of Buyer relating to such financing, by providing such information relating to Seller, the Assets, the Business, and the transactions contemplated by this Agreement as may be reasonably requested by Buyer. If Buyer obtains financing through an underwritten offering and sale or a private placement of its securities, Buyer and Seller agree that a preliminary closing of the transactions contemplated hereby shall be held on the date on which Buyer enters into one or more underwriting agreements or purchase agreements with its underwriters or sales agents, as applicable, for the issuance of Buyer's securities, which date will be approximately four Business Days prior to the Closing Date (the "Preliminary Closing"). Buyer agrees to furnish Seller with three Business Days prior written notice of such Preliminary Closing. At any such Preliminary Closing, the closing documents under this Agreement shall be presented and examined by Buyer and Seller and all documents deemed satisfactory shall be held in escrow until the Closing.

         8.3 Certain Financial Statements. Each Seller agrees to prepare, or cause the preparation of, and to deliver to Buyer as soon as practicable following the date of this Agreement for inclusion in any registration statement, prospectus or offering memorandum of Buyer in connection with the financing contemplated by Section 8.2 or in any Form 8-K or other form of Buyer relating to the transactions contemplated hereby required to be filed with the SEC, such financial statements relating to Seller, the Business or the Assets as Buyer may reasonably request in writing from Seller. Such financial statements may consist of (i) such audited balance sheets and audited statements of operations, cash flows and changes in equity together with the notes thereon and the manually signed accountants' report of Seller's independent public accountants covering such financial statements pursuant to Regulation S-X promulgated by the SEC, and (ii) such unaudited interim balance sheets and unaudited interim statements of operations, cash flows and changes in equity, if any, in each case as Buyer shall reasonably deem to be required for the registration statement, prospectus or offering memorandum used by Buyer in connection with such financing, by Paragraph (a) of Item 7 of Form 8-K or by such other required form. Nothing in this Section 8.3 shall require Viking to translate to English any documents the originals of which are in a language other than English or to restate any accounting matter so as to conform it to any accounting standards other than generally recognized accounting principles in Norway. Buyer shall pay the fees of independent public accountants of Seller directly relating to the audit of such financial statements and the participation, if any, of such independent public accountants in the preparation of the registration statements or other reports required to be filed by Buyer with the SEC in connection with the transactions contemplated hereby.

         8.4 Access; Confidentiality. Until Closing, each Seller shall give the officers, attorneys, accountants and other authorized representatives of Buyer full access, during normal business hours upon Buyer's reasonable prior notice to such Seller, to all of the records, properties and personnel of such Seller and its Affiliates relating to the Business and the Assets. Any such inspection of the Assets shall be at the sole risk and expense of Buyer, and Buyer agrees to indemnify Seller from any and all claims associated with such inspection by Buyer. Each Seller will furnish the representatives of Buyer during such period with all information as such representatives may reasonably request regarding the Business and the Assets and shall use its Best Efforts to cause the employees, accountants and attorneys of such Seller to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Buyer of all material facts known to them regarding the Assets and the Business; provided, however, that Buyer will hold in strict confidence and not use for purposes other than those contemplated by this Agreement the documents and information furnished concerning Seller, the Business or the Assets. Such confidence shall be maintained at all times prior to the Closing and for so long after the termination of this Agreement as the information remains confidential and generally unavailable to the public or others in the industry. If the transactions contemplated by this Agreement shall not be consummated, all such documents and all copies thereof shall immediately thereafter be returned to Seller. The confidentiality obligations set forth in this Section 8.4 shall not apply to information (i) in the public domain, (ii) obtained by Buyer from a third party source with the right to disclose such information, or (iii) with respect to which disclosure is required by law in the opinion of counsel reasonably acceptable to Seller.

         8.5 Conduct of Business and Preservation of Assets. Until Closing, Buyer and each Seller agree to cooperate with each other to effect an orderly transition of the ongoing operation of the Assets (including jointly contacting customers of the Business and informing them of this Agreement and the transfer to Buyer of the Business), and each Seller shall use its Best Efforts to preserve, maintain and protect the Business and the Assets, and to maintain the relationships with such Seller's existing employees, customers and suppliers relating to the Business and the Assets. From and after the date of this Agreement and until the Closing Date, (a) each Seller will conduct its Business, and each Seller (other than Partner) will cause Trinidad and the Joint Venture to conduct their Business, only in the ordinary course, and (b) without the prior express written consent of Buyer, no Seller will, and no Seller will permit any of its Affiliates to, (i) make any material change in the conduct of the ongoing operation of the Business, (ii) enter into any new drilling contracts with respect to the Vessels, unless in such Seller's good faith opinion such contracts may reasonably be expected to have a duration of 90 days or less, enter into any other contracts or agreements with respect to the Vessels other than in the ordinary course of business, or amend, in any respect materially adverse to Seller, Trinidad, the Joint Venture or Buyer, any Drilling Contract, Chartered Vessel Contract or Other Contract, (iii) move the SOUTHWESTERN 110 once it arrives in Trinidadian waters, out of Trinidadian waters, move the SOUTHWESTERN 160 out of waters offshore Qatar, or move any other Vessel out of the U.S. Gulf of Mexico, respectively, (iv) enter into or permit any of its subsidiaries to enter into any joint venture, partnership or the like pertaining in any respect to the Assets or the Business, (v) merge or consolidate with or into another person or entity, or sell all or substantially all of its assets, and with respect only to Viking, if such merger, consolidation or sale would have a material adverse effect on the ownership of the Assets or the operation of the Business, (vi) liquidate or dissolve or seek protection from creditors under applicable bankruptcy law, or (vii) commit itself to do any of the foregoing.

         8.6 Capital Expenditures. Seller (other than Partner) has provided to Buyer a copy of the authorization for expenditures dated February 27, 1996 specifying the anticipated costs associated with the refurbishment of the SOUTHWESTERN 154, and Partner has provided to Buyer a copy of the reactivation budget dated January 30, 1996 specifying the anticipated refurbishment and reactivation costs associated with the SOUTHWESTERN 180. Prior to Closing, each Seller shall deliver to Buyer accurate and complete copies of such Seller's monthly reports reflecting the status of capital expenditure payments with respect to the SOUTHWESTERN 154, the SOUTHWESTERN 160, the SOUTHWESTERN 110 and the SOUTHWESTERN 180.

         8.7     Vessel Improvements.

         (a) Seller (other than Partner) shall completely refurbish the SOUTHWESTERN 160 in accordance with all specifications of, and so that said Vessel is acceptable to, the operator in Qatar; provided, however, that in the event that any such improvements with respect to the SOUTHWESTERN 160 have not been completed as of the Closing Date, Buyer may complete such improvements following the Closing Date at Seller's sole risk and expense. Buyer and Seller agree that for purposes of this Agreement, the operator shall be deemed to have accepted the Vessel as having been improved or modified in accordance with the operator's specifications except to the extent that the operator has notified Buyer of any deficiencies with respect to the Vessel within 60 days following commencement of drilling operations by such Vessel. Notwithstanding the foregoing, Seller shall bear the cost of any improvement of or modification to the SOUTHWESTERN 160 which is expressly required pursuant to the terms of the current Drilling Contract covering such Vessel, without regard to the date of notification of such deficiency by the operator. Seller shall, promptly upon request of Buyer, reimburse Buyer for all costs and expenses actually incurred by Buyer with respect to the foregoing items.

         (b) Seller (other than Partner) shall completely refurbish the SOUTHWESTERN 154 in accordance with the authorization for expenditures dated February 27, 1996 with respect to same, and Partner shall completely refurbish the SOUTHWESTERN 180 in accordance with the reactivation budget dated January 30, 1996; provided, however, that in the event that any such improvements with respect to the SOUTHWESTERN 154 or the SOUTHWESTERN 180 have not been completed as of the Closing Date, each such Seller and Buyer agree that (i) the Cash Consideration will be reduced (regardless of prior cost overruns with respect to capital expenditure payments already incurred) (A) with respect to the SOUTHWESTERN 154 by the amount allocated to the unfinished items as reflected in the authorization for expenditures dated February 27, 1996, and (B) with respect to the SOUTHWESTERN 180 by the amount of $4,786,150 as reflected in the reactivation budget dated January 30, 1996, as applicable, and (ii) Seller shall have no liability for failing to commence or complete such refurbishments prior to the Closing Date or for the costs (including cost overruns) of completing the unfinished refurbishments subsequent to the Closing Date. With respect to the SOUTHWESTERN 154, Buyer and Seller (other than Partner) shall attempt to agree, on or before three Business Days prior to the Closing Date, on the items (or the portions thereof) which have not been completed. In the event that Buyer and Seller (other than Partner) cannot timely reach agreement, Seller shall engage Noble Denton & Associates, at its sole expense, to ascertain the items (or portions thereof) which have not been completed, and the determination of Noble Denton & Associates with respect to such items shall be final and binding on Buyer and Seller for purposes of the aforementioned reduction in the Cash Consideration payable by Buyer.

         8.8 Vessel Loss. Each Seller (with respect to its Vessels) and Viking (with respect to the Joint Venture Vessel) agrees to maintain, or cause to be maintained, insurance on each such Vessel of a type and in an amount not less than the amount set forth on Schedule 4.14 through the Closing Date. Subject to the provisions of Sections 7.6 and 11.1(c)(ii):

         (a) If any Vessel (other than the Joint Venture Vessel or the Merger Vessel) shall become an actual, constructive, arranged or compromised total loss (as determined by the applicable Seller's insurance underwriter's marine surveyor) prior to the Closing Date, Newco shall not be required to purchase such Vessel. If the Joint Venture Vessel shall become an actual, constructive, arranged or compromised total loss (as determined by the Joint Venture's insurance underwriter's marine surveyor) prior to the Closing Date, Newco shall not be required to purchase the Trinidad Common Stock. If the Merger Vessel shall become an actual, constructive, arranged or compromised total loss (as determined by Trivium's insurance underwriter's marine surveyor) prior to the Closing Date, Merger Sub shall not be required to consummate the Merger. Additionally, in each case, (i) Buyer shall not be entitled to any proceeds of insurance associated with such loss, (ii) the Cash Consideration shall be reduced by the amount allocated to such Vessel pursuant to Schedule 8.8(a), (iii) the term "Assets" shall be deemed not to include such Vessel, and
(iv) the other provisions of this Agreement shall continue to be in effect and the Closing shall take place in the manner contemplated herein.

         (b) If any Vessel sustains damage not amounting to an actual, constructive, arranged or compromised total loss prior to the Closing Date, either (i) the Seller of such Vessel (or Viking, with respect to the Joint Venture Vessel and the Merger Vessel) shall repair or cause to be repaired the damage to the Vessel at such Seller's own expense, or (ii) in the case of damage to a Vessel in respect of which insurance proceeds are available, Buyer, at its option, may require such Seller to assign to Buyer at the Closing the rights such Seller has to receive insurance proceeds in respect of such loss or damage and pay to Buyer the amount by which any such insurance proceeds otherwise payable to Buyer are reduced by any deductible or deductibles under the terms of the relevant policy or policies (offset by any amounts paid through the Closing Date by such Seller for such repair), and, in the case of either (i) or (ii) above, Buyer shall remain obligated to purchase the Assets on the Closing Date and the Cash Consideration shall not be reduced; provided, however, that if Buyer does not receive sufficient insurance proceeds as may be reasonably necessary to restore the damaged Vessel to its prior condition, such Seller shall restore the Vessel to its prior condition or pay to Buyer an amount reasonably necessary to allow Buyer to restore the Vessel to its prior condition.

         8.9 Removal of Outstanding Recommendations. Prior to or promptly following Closing, each Seller (with respect to its Vessels) and Viking (with respect to the Joint Venture Vessel and the Merger Vessel) agrees to remove or cause the removal at its expense of all outstanding recommendations to class against any such Vessel (in each case including, without limitation, those recommendations set forth on Schedule 4.8); provided, however, that outstanding class recommendations with respect to the SOUTHWESTERN 110 and the SOUTHWESTERN 180 need not be removed by any Seller; and provided further, that with respect to the SOUTHWESTERN 154, Seller shall not be required to furnish or bear the cost of furnishing items which may be required to satisfy outstanding class recommendations against the SOUTHWESTERN 154 for which a reduction in the Cash Consideration has been taken at Closing pursuant to Section 8.7(b).

         8.10 Maintenance of Inventory Levels. Each Seller (with respect to its Vessels) and Viking (with respect to the Joint Venture Vessel) agrees that through the Closing Date, it will maintain, or cause to be maintained, Inventory with respect to each such Vessel, including spare components and parts, supporting inventory and stores on board, in such amounts and of such quality as would in all material respects be (i) in accordance with past practice of Southwestern and comparable to historical levels, and (ii) sufficient to comply with any applicable Drilling Contract or Other Contract.

         8.11 Removal of Encumbrances. Each Seller (with respect to its Vessels) and Viking (with respect to the Joint Venture Vessel and the Merger Vessel) shall cause the Encumbrances referred to in Schedule 8.11 to be removed and terminated on or before the Closing Date and shall furnish to Buyer at the Closing evidence of such removal and termination reasonably satisfactory to Buyer.

         8.12 Litigation. Until Closing, each Seller will promptly notify Buyer of any action, suit, proceeding, claim or investigation that is commenced or, to its knowledge, overtly threatened against such Seller or its Affiliates which relates to or affects the Business, the Assets or this Agreement or the transactions contemplated hereby, and Buyer will promptly notify Seller of any action, suit, proceeding, claim or investigation that is commenced or, to its knowledge, overtly threatened against Buyer which relates to and materially and adversely affects Buyer and its business taken as a whole or affects this Agreement or the transactions contemplated hereby.

         8.13    Performance Bonds.

         (a) On or before the Closing Date, (i) Buyer shall provide a bank letter of credit or performance bond acceptable to Occidental Petroleum of Qatar Ltd. in the format set forth in Exhibit G to that certain Offshore Drilling Contract dated February 13, 1996, between Occidental Petroleum of Qatar, Ltd. and Southwestern, and (ii) Buyer shall provide to the U.S. Department of Transportation, Maritime Administration, a U.S. commercial surety bond or other surety acceptable to the Maritime Administrator for purposes of securing the obligations of Buyer pursuant to an Approval Notice and Agreement issued by the U.S. Department of Transportation, Maritime Administration, and executed by Buyer, with respect to each of the Vessels.

         (b) With respect to any other performance or other similar bond or letter of credit or any certificate of financial responsibility or similar evidence of financial accountability described in Schedule 4.13 posted or procured by any Seller in connection with such Seller's ownership or operation of any of the Vessels or the performance under a Drilling Contract, Buyer and such Seller shall cooperate with each other in order (i) for such Seller to obtain the release of any such bond, letter of credit or certificate, and (ii) to the extent required, for Buyer to obtain a substitute bond, letter of credit or certificate or to assume the existing bond, letter of credit or certificate of such Seller. Buyer shall reimburse such Seller for all out-of-pocket costs incurred by such Seller as a result of its leaving a performance or similar bond, letter of credit or certificate in place after the Closing Date in order to permit Buyer to conduct the Business after the Closing Date; provided, however, that such Seller shall not be required to maintain in force and effect any such bond, letter of credit or certificate for more than 120 days after the Closing Date.

         8.14    Employees.

         (a) Between the date of this Agreement and Closing, (i) no change will be made in the rate of remuneration or the emoluments or pension benefits of any employee of the Business, and (ii) no Seller will hire or terminate the employment of any employee of the Business except in the ordinary course of business consistent with past practice or as required under a Drilling Contract.

         (b) No portion of the assets of any Benefit Plan, written or unwritten, heretofore sponsored or maintained by any Seller (and no amount attributable to any such Benefit Plan) shall be transferred to Buyer, and Buyer shall not incur any liability in connection with, nor be required to continue, any such Benefit Plan after the Closing Date. The amounts payable under any Benefit Plan shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Buyer shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by any Seller therefor shall be the responsibility and liability of such Seller.

         (c) As of the Closing Date, Buyer will offer employment to substantially all the employees of the Business who work on the Vessels and substantially all of the general and administrative employees of the Business at a salary and on other terms and conditions of employment which, when considered in the aggregate, are not less favorable than those currently being provided to such employees, including without limitation, plans (considered in the aggregate) not less favorable than those listed on Schedule 4.19. To the extent that service is relevant for purposes of eligibility, participation, vesting, benefit contributions, benefit calculations or allowance (including without limitation, entitlement to vacation and sick days) under any benefit plan, program or arrangement established or maintained by Buyer for the benefit of its employees, such plan, program or arrangement shall credit any employees hired by Buyer pursuant to this Section for service on or prior to the Closing Date with the Seller or any Affiliate thereof, to the extent allowed by Applicable Law. Notwithstanding anything in this Agreement to the contrary, nothing herein shall be construed as granting any employee of the Business any right to employment with Buyer for any period of time or implying or creating any terms or conditions of employment.

         (d) Each Seller shall use its Best Efforts to assist Buyer in employing as new employees of Buyer, all such persons presently engaged in the Business that Buyer wishes to employ. Subject to Buyer's compliance with
Section 8.14(c), each Seller shall be solely responsible for and shall pay any and all severance pay obligations due to any employees of the Business as a result of the cessation of such Seller's employment of such employees.

         8.15 Property Taxes. All ad valorem taxes, utility and other service charges and other taxes, fees and expenses relating to the Business or the Assets for all periods prior to the Closing shall be the obligation of Seller, as applicable, and for all periods following the Closing shall be the obligation of Buyer. Each Seller shall promptly pay to Buyer from time to time the prorated share of all such taxes, fees and expenses for which such Seller is responsible under this Section 8.15 upon Buyer's request accompanied by appropriate documentation that such taxes, fees and expenses are due and payable.

         8.16 Other Taxes. Each Seller (with respect to its Assets) and Viking (with respect to Assets of the Joint Venture) shall be liable for and shall pay or cause to be paid all applicable sales, use, transfer, stamp, recording, value added or similar taxes and assessments resulting from the consummation of the transactions contemplated hereby which are levied by any taxing authority based on the location of such Assets as of the Closing Date; provided, that no Seller shall be liable for any such taxes or assessments which are levied by any taxing authority into whose jurisdiction Buyer moves the Assets subsequent to Closing. Buyer and Seller agree to cooperate to obtain all available exemptions from such taxes. Seller and Buyer agree to cooperate with each other in order to reduce the amount of taxes, import duties or other assessments imposed on or charged to Seller or Buyer as a result of the consummation of the transactions contemplated by this Agreement, including by postponing the date of transfer of legal title to any Vessel until completion of the Drilling Contract under which such a Vessel is operating on the Closing Date; provided, that neither Seller nor Buyer shall be obligated to take any action that it determines in its sole discretion may subject it to additional taxes, liabilities or expenses.

         8.17 Public Statements. Prior to issuing any news release or otherwise making any public announcement concerning this Agreement or the transactions contemplated hereby, Buyer and Seller shall consult with each other regarding the proposed contents thereof (but no approval thereof shall be required).

         8.18 Books and Records. Seller and Buyer shall have the right, at their own expense, at any time or from time to time within five years after the Closing Date during reasonable business hours upon reasonable notice to inspect, and make copies of or extracts from, any of the books and records directly relating to the ownership of the Assets or operation of the Business prior to the Closing Date in the possession of Seller or Buyer or their respective Affiliates, as the case may be. None of the books and records in the possession of Seller (other than Viking) or Buyer, as the case may be, shall be destroyed prior to December 31, 2001 or five years after generated, whichever is earlier, without the consent of the other unless first reproduced by microfilm or any other similar process. In the event that either Seller (other than Viking) or Buyer shall wish to destroy any of such books and records at any time or from time to time after the Closing Date, such party shall give not less than 60 days' notice to the other party and such other party shall have the right, at its own expense, during reasonable business hours to remove such books and records and to keep possession of the same.

         8.19 Use of Southwestern Name. Buyer shall have the right but not the obligation to conduct the Business acquired by it at the Closing under the name "SOUTHWESTERN" or any derivative thereof, including without limitation "SOUTHWESTERN OFFSHORE CORPORATION." Seller shall have the concurrent right to use the name "SOUTHWESTERN" after the Closing only for so long as reasonably necessary for, and solely in connection with, carrying out the winding down of the Business and operations of Seller. Within 90 days after the Closing Date, Buyer shall change the name of Trinidad to remove all references to "Viking" in such name.

         8.20    Post-Closing Collection, Payment and Administrative
Procedures.

         (a) Buyer and Seller agree that amounts prepaid by Seller which are attributable to periods extending beyond the Closing Date shall be prorated between Seller and Buyer as of the Closing Date. Payment by Seller of any obligations in connection with the Assets or the

Business which relate in whole or in part to the period on or after the Closing Date shall be adjusted between Seller and Buyer so that Seller shall be reimbursed by Buyer for that portion of any obligation paid by Seller which relates to the period from and after the Closing Date. Within ninety days of the Closing Date, Seller shall prepare and submit to Buyer a schedule of payments due to Seller hereunder, and Buyer shall promptly, and in any event within fifteen days of receipt of such schedules, pay to Seller all undisputed amounts contained in such schedule and notify Seller of any amounts contained in the schedule which Buyer disputes, including a detailed description of the nature of Buyers' dispute.

         (b) With respect to Drilling Contracts and Other Contracts in progress as of the Closing Date, Buyer and Seller agree that all revenues earned and expenses incurred prior to midnight on the Closing Date shall be for the account of Seller, and all revenues earned and expenses incurred subsequent to the Closing Date shall be for the account of Buyer. Subsequent to Closing,
(i) Buyer agrees to deliver to Seller, within three Business Days of Buyer's receipt of same, any and all (A) monies paid to or received by Buyer in respect of amounts due Seller, including, but not limited to, payment of receivables, refunds, rebates, and release of performance or similar bonds or letters of credit, and (B) inquiries, correspondence or documents received by Buyer related to such amounts; and (ii) Seller agrees to deliver to Buyer, within three Business Days of Seller's receipt of same, any and all (A) monies paid to or received by Seller in respect of amounts due Buyer, and (B) inquiries, correspondence or documents received by Seller related to such amounts.

         8.21 No Shop. Prior to the Closing Date, no Seller and no Affiliate of any Seller, shall enter into or otherwise participate in solicitations, negotiations or discussions either directly or through representatives, with any other corporation, entity or person with respect to
(a) the sale by any such Seller of any of the Assets, or (b) the merger or consolidation of any such Seller with any other entity and with respect only to Viking, that would have a material adverse effect on its ownership of the Assets or the operation of the Business. Each Seller agrees that the remedy at law for a breach of this Section 8.21 is inadequate and that Buyer shall be entitled to injunctive relief for any breach of this Section 8.21.

         8.22 Continued Effectiveness of Representations and Warranties. Each of Seller and Buyer shall use its Best Efforts to cause the representations and warranties made by it herein to continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Each Seller and Buyer shall each advise the other promptly in writing of any condition or circumstance, including without limitation, items which are (or which should be) disclosed in the Schedules, occurring after the date hereof up to and including the Closing Date that would cause the representations and warranties made by it herein to become untrue in any material respect.

         8.23 Further Assurances. At and after the Closing Date, and without further consideration, each Seller shall execute and deliver any certificates, instruments or agreements, and shall take and do any other actions and things, as Buyer may reasonably request, to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the Assets, and each Buyer shall execute and deliver any certificates, instruments or agreements, and shall take and do any other actions and things, as Seller may reasonably request, to perfect, confirm or otherwise assure Seller of the assumption by Newco of the Assumed Liabilities.

         8.24 Parent Guaranty. The Guaranty Agreement executed by Cliffs pursuant to Section 3.3(e) to guarantee the obligation of Newco to pay, perform and satisfy the obligations of Viking pursuant to the Parent Guaranty shall be supported by a standby letter of credit procured by Cliffs, in the original amount of $4,250,000, issued by a bank and in a form reasonably acceptable to Viking. Such Guaranty Agreement and the supporting standby letter of credit shall terminate and be of no further force and effect once Viking is released by Citibank N.A. from its obligations under the Parent Guaranty. Each of Buyer and Viking agrees to exercise its Best Efforts to promptly obtain the release of Viking from the Parent Guaranty. When and if such release is obtained, Viking agrees to execute and deliver any certificates, instruments or agreements, and to take and do any other actions and things, as Cliffs may reasonably request to terminate the Guaranty Agreement and the supporting standby letter of credit.

         8.25 Expenses. Except as otherwise specifically provided herein, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement, regardless of whether the transactions contemplated hereby are consummated.

                                   ARTICLE IX

              ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

         9.1 Ownership of Securities. Each Seller represents and warrants that, except as set forth on Schedule 9.1, neither it nor any of its Affiliates has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any Cliffs Common Stock.

         9.2     Investment Representations.

         (a) Each Seller represents that it is acquiring the Acquisition Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the SEC under the Securities Act covering the Acquisition Shares, or (ii) pursuant to an applicable exemption under the Securities Act. In acquiring the Acquisition Shares, no such Seller is offering or selling, or will offer or sell, for Cliffs in connection with any distribution of the Acquisition Shares, and no such Seller has a participation or will participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable United States federal securities laws.

         (b) Each Seller acknowledges that it or its representatives have been furnished with substantially the same kind of information regarding Cliffs and its business, assets, results of operations and financial condition as would be contained in a registration statement prepared in connection with a public sale of the Acquisition Shares. Each Seller further represents that it has had an opportunity to ask questions of and receive answers from Cliffs regarding Cliffs and its business, assets, results of operations and financial condition and the terms and conditions of the issuance of the Acquisition Shares.

         (c) Each Seller acknowledges that it can bear the economic risk of its investment in the Acquisition Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Acquisition Shares.

         (d) Each Seller understands that the Acquisition Shares, when issued, will not have been registered pursuant to the Securities Act, that the Acquisition Shares will be characterized as "restricted securities" under U.S. federal securities laws, and that under such laws and applicable regulations the Acquisition Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Each Seller further understands that, following consummation of the transactions contemplated by this Agreement, it may be an "affiliate" of Cliffs for purposes of Rule 144 promulgated under the Securities Act. In this regard, each Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for the Cliffs Common Stock in connection with shares of Cliffs Common Stock owned by any Seller or its Affiliates.

         (e) It is agreed and understood by each Seller that the certificate representing the Acquisition Shares shall conspicuously set forth on the face or back thereof, in addition to any legends required by applicable law or other agreement, a legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY (1) PURSUANT TO A REGISTRATION STATEMENT FILED UNDER SUCH ACT, OR
         (2) IN ACCORDANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, UNLESS CLIFFS DRILLING COMPANY (THE "CORPORATION") RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

         THE RIGHT TO SELL, TRANSFER OR OTHERWISE DISPOSE OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN AN ACQUISITION AGREEMENT DATED MAY 13, 1996 BETWEEN THE CORPORATION AND VIKING SUPPLY SHIPS A.S. ET. AL., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

It is agreed and understood by Buyer that the first legend will be removed upon the registration of the shares represented by such certificate under the Securities Act or upon delivery to Buyer of a written opinion of counsel, which opinion and counsel are reasonably satisfactory to Buyer, to the effect that such legend is not required.

         9.3     Restrictions on Certain Sales.

         (a) Subject to subsections (b) and (c) below, each Seller agrees that prior to the fifth anniversary of the Closing Date, it will not, directly or indirectly, without the prior written consent of the Board of Directors of Cliffs, sell, assign, transfer, pledge, encumber or otherwise dispose of shares of Cliffs Common Stock held by it (including, without limitation, the Acquisition Shares) in a single transaction or series of related transactions to a transferee (including its Affiliates and any person or persons which are to its knowledge, after due inquiry, part of any group, within the meaning of
Section 13(d) of the Exchange Act, which includes such transferee or any of its Affiliates) which beneficially owns, or after giving effect to such sale would beneficially own, five percent or more of the then outstanding Voting Securities.

         (b) The restrictions set forth in subsection (a) above shall not be applicable to sales or other dispositions by any Seller of Cliffs Common Stock:

                 (i) Effected in the open market by a broker or market maker;

                 (ii)     After the date of a Change of Control of Cliffs;

                 (iii)    Pursuant to a tender offer or an exchange offer;

                 (iv) As a result of or in connection with consummation of a merger, consolidation or sale of all or substantially all the assets of Cliffs;

                 (v) In connection with a bona fide lending arrangement secured by such Cliffs Common Stock; or

                 (vi)     To any person or entity other than a Prohibited
         Person.

         (c) For purposes of this Section 9.3, "Change of Control" means the occurrence of either of the following events:

                 (i) A person or group (within the meaning of Section 13(d)(3) of the Exchange Act) shall attain the beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of an equity interest representing at least 50 percent of the Voting Securities, unless such attainment has been approved by the Board of Directors of Cliffs; or

                 (ii) Cliffs, directly or indirectly, consolidates or merges with any other person or sells or leases its properties and assets substantially in an entirety to any other person, unless approved by the Board of Directors of Cliffs.

         (d) As used in this Article IX, a "Prohibited Person" shall mean any person or entity that (i) either (A) is engaged or is an Affiliate of a person or entity engaged, or (B) was engaged at any time during the two year period prior to such sale or disposition or is an Affiliate of a person or entity that was engaged at any time during the two year period prior to such sale or disposition, in the oilfield service or contract oil and gas drilling business (a "Competitive Business"), and (ii) in the case of (A), at the time of such sale or disposition of Cliffs Common Stock such entity that is engaged in a Competitive Business has net assets in excess of $15,000,000, or, in the case of (B), at the time such person ceased to be engaged in the Competitive Business, such person or entity had net assets in excess of $15,000,000, provided, however, that an entity engaged primarily in the oil and gas exploration business shall not be considered to be engaged in a Competitive Business. As used in this Article IX, an "Affiliate" of a person or entity shall be limited to (i) an executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of such person or entity; (ii) a person or entity that, directly or indirectly, beneficially owns 40% or more of such person or entity's voting securities, or (iii) a person or entity 40% or more of whose voting securities are, directly or indirectly, beneficially owned by such person or entity.

         9.4 Restrictions on Certain Actions. Each Seller hereby agrees (subject to the occurrence of the Closing) that for a period of five years from the Closing Date:

         (a) No such Seller and no Affiliate of any such Seller shall deposit any Voting Securities into a voting trust or, except as provided in this Section, subject any Voting Securities to any agreement, arrangement or understanding with respect to the voting of such Voting Securities or any agreement having similar effect which entitles any Prohibited Person to exercise any voting rights with respect to any Voting Securities.

         (b) No such Seller and no Affiliate of any such Seller shall make or in any way participate, directly or indirectly, with any Prohibited Person in any "solicitation" of "proxies" (as such terms are defined in Regulation 14A promulgated under the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any Voting Securities in opposition to the recommendation of the Board of Directors of Cliffs with respect to any matter.

         (c) No such Seller and no Affiliate of any such Seller shall form, join, in any way participate in, or encourage the formation of, a partnership, limited partnership, syndicate or other group (within the meaning of Section 13(d)(3) of the Exchange Act) which includes a Prohibited Person, or otherwise act in concert with a Prohibited Person, for the purpose of acquiring, holding, voting or disposing of Voting Securities.

         (d) No such Seller and no Affiliate of any such Seller shall act in concert with a Prohibited Person to seek to affect or influence the control of management or the Board of Directors of Cliffs or the business, operations or affairs of Cliffs; provided, however, that actions taken solely by exercise of the right to vote Voting Securities of which any such Seller or any of its Affiliates are the beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) shall not violate this provision.

         (e) Subject to the delivery by Cliffs of proper notice of such meetings and the absence of a preliminary or permanent injunction or other final order by any court barring such action, each such Seller and its Affiliates that beneficially own Voting Securities shall, as stockholders of Cliffs, be present in person or be represented by proxy at all meetings of stockholders of Cliffs so that all Voting Securities of which it is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) may be counted for the purpose of determining the presence of a quorum at such meetings.

                                   ARTICLE X

             ADDITIONAL REPRESENTATIONS, WARRANTIES AND GUARANTEES

         10.1 Cliffs Guarantee. Cliffs irrevocably and unconditionally guarantees as primary obligor the due and punctual performance by each other Buyer of the agreements and obligations of each such Buyer, and the completeness and accuracy of the representations and warranties made by each such Buyer, under this Agreement and all agreements and instruments to be executed by each such Buyer hereunder, including, without limitation, Article XII INDEMNIFICATION, and the instruments of assumption referred to in Section 3.3(c) with respect to the Assumed Liabilities. This guaranty shall survive the Closing and any liquidation of any other Buyer.

         10.2 Viking Guarantee. Viking irrevocably and unconditionally guarantees as primary obligor the due and punctual performance by each Seller (other than Partner) of the agreements and obligations of each such Seller (other than Partner), and the completeness and accuracy of the representations and warranties made by each such Seller (other than Partner), including representations and warranties with respect to Trinidad and the Joint Venture, under this Agreement and all agreements and instruments to be executed by each such Seller hereunder, including, without limitation, Article XII INDEMNIFICATION, and the instruments of conveyance referred to in Section 3.2(a). This guaranty shall survive the Closing and any liquidation of any such Seller.

         10.3 Ringdal Guarantee. Ringdal irrevocably and unconditionally guarantees as primary obligor the due and punctual performance by Partner of the agreements and obligations of Partner, and the completeness and accuracy of the representations and warranties made by Partner, under this Agreement and all agreements and instruments to be executed by Partner hereunder, including without limitation, Article XII INDEMNIFICATION, and the instruments of conveyance referred to in Section 3.2(a); provided, however, that in no event shall Ringdal guaranty any obligation Partner may have with respect to refurbishment of the SOUTHWESTERN 180. This guaranty shall survive the Closing and the liquidation of Partner.

         10.4 Ringdal Representations. Ringdal represents and warrants to Buyer as follows:

         (a) Ringdal is an individual residing in Norway, with all necessary power and authority to own and lease the assets he currently owns and leases and to carry on his business as such business is currently conducted.

         (b) Ringdal has all necessary legal capacity, power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by him, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by him.

         (c) This Agreement constitutes, and each other agreement or instrument to be executed hereunder by Ringdal, when so executed and delivered, will constitute, the legal, valid and binding obligation of Ringdal enforceable against him in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (d) The execution and delivery of this Agreement by Ringdal, the fulfillment of and compliance by him with the terms and conditions hereof and the consummation by him of the transactions contemplated hereby will not:

                 (i) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Ringdal is a party or by which Ringdal is bound, or

                 (ii) to the knowledge of Ringdal, violate any national or local law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Ringdal.

                                   ARTICLE XI

                                  TERMINATION

         11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

         (a)     by mutual written consent of Buyer and Seller;

         (b) by either Buyer or Seller, if there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

         (c)     by Buyer, if

                 (i) there has been a material breach by any Seller of any covenant or agreement, or a material inaccuracy of any representation or warranty of Seller contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such breach or inaccuracy has not been cured by Seller within five Business Days after receipt by Seller of notice thereof from Buyer, or waived by Buyer; or

                 (ii) there shall have occurred a material adverse change as described in Section 7.6; or

                 (iii) the Closing shall not have occurred on or before August 21, 1996 (provided that the right to terminate this Agreement under this clause (iii) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the principal cause thereof);

         (d)     by Seller if

                 (i) there has been a material breach by any Buyer of any covenant or agreement, or a material inaccuracy of any representation or warranty of Buyer contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller impossible and such breach or inaccuracy has not been cured by Buyer within five Business Days after receipt by Buyer of notice thereof from Seller, or waived by Seller; or

                 (ii) the Closing shall not have occurred on or before June 22, 1996, and Buyer shall have failed to deposit additional earnest money in an amount sufficient to increase the earnest money deposit to $2,000,000 (provided that the right to terminate this Agreement under this clause (ii) shall not be available to Seller if the failure by Seller to fulfill any of its obligations under this Agreement on its misrepresentation or breach of warranty hereunder has been the principal cause thereof); or

                 (iii) the Closing shall not have occurred on or before August 21, 1996 (provided that the right to terminate this Agreement under this clause (iii) shall not be available to Seller if the failure by Seller to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the principal cause thereof).

         11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 by Buyer or Seller, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this

Section 11.2 and in Sections 4.27, 5.14, 8.4, 8.25, and 11.3 shall survive the termination hereof.

         11.3    Liquidated Damages and Expense Reimbursement.

         (a) Notwithstanding any other provision of this Agreement, if Buyer has not satisfied the condition set forth in Section 7.5 and, as a result thereof, this Agreement is terminated by Seller pursuant to Section 11.1(d)(ii) or 11.1(d)(iii), then, unless Buyer is then entitled to terminate this Agreement pursuant to Sections 11.1(c)(i) or 11.1(c)(ii), the earnest money deposit shall be forfeited to Viking, on behalf of Seller, as liquidated damages and not as a penalty. Upon payment of such liquidated damages, Buyer shall have no other liability whatsoever to Seller under this Agreement, except for liability based on the breach by Buyer of this Agreement, which breach is unrelated to the inability of Buyer to obtain the financing contemplated by
Section 8.2.

         (b) In the event that this Agreement is terminated by Buyer pursuant to Section 11.1(c)(i) and Buyer is not then entitled to terminate this Agreement pursuant to Section 11.1(c)(ii), Seller shall pay to Buyer within ten Business Days following a request therefor, such amount as will fully reimburse Buyer for all documented legal, accounting, consulting and investment advisory fees and expenses incurred by Buyer in connection with the negotiation, execution and delivery of this Agreement.

         (c) In the event that this Agreement is terminated by Seller pursuant to Section 11.1(d)(i) based on circumstances unrelated to the inability of Buyer to obtain financing as contemplated by Section 8.2, Buyer shall pay to Viking, on behalf of Seller, within ten Business Days following a request therefor, such amount as will fully reimburse Seller for all documented legal, accounting, consulting and investment advisory fees and expenses incurred by Seller in connection with the negotiation, execution and delivery of this Agreement.

         (d) Nothing contained in this Section 11.3 shall relieve any party from liability for damages (excluding consequential damages) actually incurred as a result of any breach of this Agreement. Any appreciation or depreciation in the value of the Assets and/or the Business which may occur after a breach of the Agreement shall not constitute consequential damages for which a party is precluded from recovering from any other party.

                                  ARTICLE XII

                                INDEMNIFICATION

         12.1    Indemnification by Buyer.

         (a) Each Buyer, jointly and severally, agrees to indemnify, defend and hold Seller and its Affiliates harmless from and against any and all Claims sustained after Closing by Seller or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Buyer contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, (ii) the Securities Act or any other federal or state securities law, insofar as any such Claim is based upon, arises out of or otherwise is in respect of the financing by Buyer contemplated by Section 8.2, or (iii) the operation of the Business or the ownership, management or use of the Assets after the Closing, unless and to the extent that such Claim arises solely from any action of Seller or any of its Affiliates after the Closing; provided, however, that Buyer shall have no liability pursuant to this Section 12.1(a) for the first $100,000 of aggregate Claims in respect of the matters described in clauses (i) or (iii) above incurred by Seller or its Affiliates (the "Seller Basket") and Buyer shall be responsible only for such amounts of such Claims as exceed the Seller Basket; provided further, however, that Buyer shall have no liability pursuant to this
Section 12.1(a) in respect of the matters described in clause (ii) above to the extent that any such Claim is based upon, arises out of or is otherwise in respect of an untrue statement of material fact contained in, or an omission of a material fact from, information prepared or furnished in writing by Seller or its Affiliates expressly for use in any registration statement, prospectus or offering memorandum of Buyer in connection with such financing. The foregoing indemnification is given solely for the purpose of protecting Seller and its Affiliates and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any third party.

         (b) Without limiting the generality of the indemnification obligations set forth in subsection (a) of this Section 12.1, each Buyer, jointly and severally, further agrees to indemnify, defend and hold Seller harmless from and against any and all Claims sustained by Seller, irrespective of the amount of such Claim (but subject to the Seller Basket, except as otherwise provided in (ii), (iv) and (vi) below and subject to the limitations set forth in Section 12.1(e)), based upon, arising out of or otherwise in respect of any of the following:

                 (i) Any failure of Buyer to pay, perform or satisfy, or cause to be paid, performed or satisfied, any of the Assumed Liabilities other than the Parent Guaranty;

                 (ii) Any failure (without regard to the Seller Basket) of Buyer to pay, perform or satisfy, or cause to be paid, performed or satisfied, the Parent Guaranty;

                 (iii) Any Claim by any person who is an employee of Seller or any of its Affiliates on the date of this Agreement that relates solely to the employment of such employee by Buyer or any of its Affiliates subsequent to the Closing;

                 (iv) Any failure (without regard to the Seller Basket) of Buyer to remit funds to Seller or to reimburse Seller for costs as required by Sections 2.8(b), 8.13(b), or 8.20;

                 (v) Any violation by Buyer or any of its Affiliates of, or default by Buyer or any such Affiliate under, Applicable Environmental Laws, or any remedial obligation under any Applicable Environmental Laws, arising out of or related to the ownership or operation of the Assets subsequent to Closing; and

                 (vi) Any Claim (without regard to the Seller Basket) for property taxes allocated to Buyer pursuant to Section 8.15.

         (c) Seller shall notify Buyer within 45 Business Days of the assertion of any purported third-party Claim or the discovery of any fact (which fact has been brought to the attention of a responsible executive officer of Seller) upon which Seller intends to base a claim for indemnification hereunder; provided, however, that the failure of Seller to so notify Buyer shall not relieve Buyer from any liability under this Agreement to Seller with respect to such Claim unless Buyer is prejudiced or damaged by the failure to receive timely notice. In the event of any purported third- party Claim, Buyer, at its option, may assume (with legal counsel reasonably acceptable to Seller) the defense of any claim, demand, lawsuit or other proceeding brought against Seller, which claim, demand, lawsuit or other proceeding may give rise to the indemnity obligation of Buyer under this
Section 12.1, and may assert any defense of Buyer or Seller; provided, however, that Seller shall have the right at its own expense to participate jointly with Buyer in the defense of any purported third-party Claim, demand, lawsuit or other proceeding in connection with which Seller claims indemnification hereunder. Notwithstanding the right of Seller so to participate, Buyer shall have the sole right to settle or otherwise dispose of such purported third-party Claim, demand, lawsuit or other proceeding on such terms as Buyer, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) Buyer shall have acknowledged the obligation to indemnify Seller hereunder or
(ii) Seller shall have declined so to participate; provided, however, that no such purported third-party Claim shall be settled by Buyer in any manner that could reasonably be expected to have a material adverse effect on the business of any Seller taken as a whole without the prior written consent of such Seller.

         (d) Notwithstanding anything herein to the contrary, except for the obligation to indemnify set forth in Section 12.1(b)(ii) which shall continue until all indebtedness covered by the Parent Guaranty has been paid, Buyer shall not have any obligation to indemnify Seller or its Affiliates pursuant to this Agreement, whether pursuant to the provisions of this Article XII or otherwise, and such obligation of Buyer to indemnify Seller and its Affiliates shall expire and terminate, unless Buyer shall have received written notice of such claim for indemnity prior to the close of business on the expiration of four (4) years after the Closing Date.

         (e) Notwithstanding any provision herein to the contrary, the indemnification obligations of Buyer hereunder shall be limited in the aggregate to the amount of the Cash Consideration.

         12.2    Indemnification by Seller.

         (a) Each Seller (other than Partner), jointly and severally, with respect to each such Seller (other than Partner), Trinidad and the Joint Venture, respectively, and Partner severally but not jointly, with respect only to Partner, agrees to indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all Claims sustained after Closing by Buyer or any of its Affiliates based upon, arising out of or otherwise in respect of
(i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of such Seller contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, (ii) the Securities Act or any other federal or state securities law, insofar as any such Claim is based upon, arises out of or otherwise is in respect of an untrue statement of material fact contained in, or an omission of a material fact from, information prepared or furnished in writing by such Seller or its Affiliates expressly for use in any registration statement, prospectus or offering memorandum of Buyer in connection with the financing by Buyer contemplated by Section 8.2, or (iii) the operation of the Business or the ownership, management or use of the Assets prior to the Closing unless and to the extent that such Claim shall have arisen solely from any action of Buyer or any of its Affiliates prior to the Closing; provided, however, that Seller shall have no liability pursuant to this Section 12.2(a) for the first $100,000 of aggregate Claims in respect of the matters described in clauses (i) or (iii) above incurred by Buyer or its Affiliates (the "Buyer Basket") and Seller shall be responsible only for such amounts of such Claims as exceed the Buyer Basket. The foregoing indemnification is given solely for the purpose of protecting Buyer and its Affiliates and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any third party.

         (b) Without limiting the generality of the indemnification obligations set forth in subsection (a) of this Section 12.2, each Seller (other than Partner), jointly and severally, with respect to each such Seller (other than Partner), Trinidad and the Joint Venture, respectively, and Partner severally but not jointly, with respect only to Partner, further agrees to indemnify, defend and hold Buyer harmless from and against any and all Claims sustained by Buyer, irrespective of the amount of such Claim (but subject to the Buyer Basket, except as otherwise provided in (ii), (ix), (xi), (xiii),
(xiv), and (xvi) below, and subject to the limitation set forth in Section 12.2(e)), based upon, arising out of or otherwise in respect of any of the following:

                 (i) Any default under or breach by such Seller or any of its Affiliates of the terms, conditions or provisions of any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which such Seller or any such Affiliate is a party or by which such Seller or any such Affiliate is bound or to which any of the Assets is subject;

                 (ii) Any Encumbrance (including any Permitted Encumbrance other than the Drilling Contracts, Other Contracts, the Joint Venture Mortgage and the Marad Restrictions and without regard to the Buyer Basket) affecting any Asset arising from conditions existing before the Closing or resulting from the conduct of such Seller or any of its Affiliates after the Closing;

                 (iii) Any termination prior to Closing by any person of any Drilling Contract, Other Contract or Permit due to breach of the terms thereof by such Seller or any of its Affiliates;

                 (iv) Any violation by such Seller or any of its Affiliates of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon such Seller or any such Affiliate or the Assets which affects the ownership or operation of the Assets or results in any change in the Assumed Liabilities;

                 (v) Any litigation, arbitration proceedings or governmental proceedings, suits or investigations before any Governmental Entity relating to facts that existed before the Closing which affects the ownership or operation by Buyer or its Affiliates of the Assets or results in any change in the Assumed Liabilities;

                 (vi) Any violation by such Seller or any of its Affiliates of or default by such Seller or any such Affiliate under any Applicable Laws, including, without limitation, Applicable Environmental Laws, which affects the ownership or operation of the Assets or results in any change in the Assumed Liabilities, or any remedial obligation under any Applicable Environmental Laws arising out of or related to the ownership or operation of the Assets prior to Closing;

                 (vii) Any Claim by any person who is an employee of such Seller or any of its Affiliates on the date of this Agreement that relates solely to any employment of such employee by such Seller or any of its Affiliates prior to the Closing;

                 (viii) Any Claim related to the financial statements to be delivered to Buyer by such Seller pursuant to Section 8.3 insofar as such Claim is based upon, arises out of or otherwise is in respect of an untrue statement of a material fact contained in, or an omission of a material fact from, such financial statements;

                 (ix) With respect to each Seller (other than Partner), any Claim (without regard to the Buyer Basket) which constitutes a liability of Trivium (whether or not disclosed on Schedule 4.24(a)), a liability of Trinidad other than those referred to in Section 4.24(b), or a liability of the Joint Venture other than those referred to in
         Section 4.24(c);

                 (x) Any Claim of any fiscal authority relating to Taxes due by such Seller or Affiliates of such Seller or by any company or enterprise that belongs to the same group of companies and enterprises to which such Seller belongs;

                 (xi) Any Claim (without regard to the Buyer Basket) for property taxes allocated to such Seller pursuant to Section 8.15;

                 (xii) Any Claim related to any of the matters set forth on Schedules 4.11, 4.15(a), 4.15(b), 4.17(a), 4.17(b), 4.18(b), 4.19,
         4.20(a), or 4.24(a);

                 (xiii) With respect to each Seller (other than Partner), any Claim (without regard to the Buyer Basket) arising out of the obligations of Viking set forth in that certain Term Sheet for Agreements Resolving All Disputes between Viking Rigs A.S. and NR Offshore Corporation signed November 17, 1994 and the related Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code for NR Offshore Corporation, as amended by Amendment Nos. 1, 2 and 3, confirmed by order of the United States

         Bankruptcy Court for the Southern District of Texas in Case No. 94-45723-H1-11 on April 6, 1995;

                 (xiv) Any failure (without regard to the Buyer Basket) of such Seller to remit funds to Buyer or to reimburse Buyer for costs as required by Sections 2.8(b), 8.7(a) or 8.20;

                 (xv) Any Claim arising out of such Seller's use of the name "SOUTHWESTERN" or any derivative thereof after the Closing Date; and

                 (xvi) Any Claim (without regard to the Buyer Basket) arising out of any Seller's failure to timely satisfy its obligations to remedy outstanding recommendations to class against a Vessel pursuant to Section 8.9

         (c) Buyer shall notify each Seller within 45 Business Days of the assertion of any purported third-party Claim or discovery of any fact (which fact has been brought to the attention of a responsible executive officer of Buyer) upon which Buyer intends to base a claim for indemnification hereunder; provided, however, that the failure of Buyer to so notify such Seller shall not relieve such Seller from any liability under this Agreement to Buyer with respect to such Claim unless such Seller is prejudiced or damaged by the failure to receive timely notice. In the event of any purported third-party Claim, such Seller, at its option, may assume (with legal counsel reasonably acceptable to Buyer) the defense of any claim, demand, lawsuit or other proceeding brought against Buyer, which claim, demand, lawsuit or other proceeding may give rise to the indemnity obligation of such Seller under this
Section 12.2, and may assert any defense of such Seller or Buyer; provided, however, that Buyer shall have the right at its own expense to participate jointly with such Seller in the defense of any purported third-party Claim, demand, lawsuit or other proceeding in connection with which Buyer claims indemnification hereunder. Notwithstanding the right of Buyer so to participate, such Seller shall have the sole right to settle or otherwise dispose of such purported third-party Claim, demand, lawsuit or other proceeding on such terms as such Seller, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) such Seller shall have acknowledged the obligation to indemnify Buyer hereunder or (ii) Buyer shall have declined so to participate; provided, however, that no such purported third-party Claim shall be settled by such Seller in a manner that could reasonably be expected to have a material adverse effect on the business of Buyer taken as a whole without the prior written consent of Buyer.

         (d) Notwithstanding anything herein to the contrary, except for the obligation to indemnify set forth in Section 12.2(b)(x) which shall continue for a period of five years after the date on which all relevant tax returns of each Seller for 1996 are filed, no such Seller shall have any obligation to indemnify Buyer or its Affiliates pursuant to this Agreement, whether pursuant to the provisions of this Article XII (other than Section 12.2(b)(x)) or otherwise, and such obligation of such Seller to indemnify Buyer and its Affiliates shall expire and terminate, unless such Seller shall have received written notice of such claim for indemnity prior to the close of business on the expiration of four (4) years after the Closing Date.

         (e) Notwithstanding any provision herein to the contrary, the indemnification obligations of Seller hereunder shall be limited in the aggregate to the amount of the Cash Consideration; provided, however, that the aggregate limit may be allocated as reasonably agreed among Seller (other than Partner), on the one hand, and Partner, on the other hand, as designated in writing by each Seller on or before the Closing Date.

         12.3 Limitation of Remedies. The indemnification obligations of Buyer and Seller set forth in this Agreement, including in this Article XII, shall be limited to indemnification for actual damages suffered and shall not include incidental, consequential, special or indirect damages; provided, however, that any such incidental, consequential, special or indirect damages recovered by a third party against a party entitled to indemnity under this Agreement shall be included in the damages recoverable pursuant to the indemnities herein.

         12.4 Applicability of Indemnification Obligation. EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTIONS 12.1 AND
12.2 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

         12.5 Indemnification Between Viking and Partner. Viking and Partner acknowledge that certain of Seller's covenants and agreements herein can be breached or violated by the actions or omissions of Viking or Partner acting alone and without fault of the other. In the event that either Viking (including, for purposes of this paragraph only, any of Viking's subsidiaries) or Partner breaches or violates such a covenant or agreement and the other does not contribute to such breach or violation, the party breaching or violating such covenant or agreement shall indemnify and hold the other harmless from and against any and all losses, costs, damages, expenses and attorneys' fees suffered or incurred by the other as a result of such breach or violation by such party.

                                  ARTICLE XIII

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

         13.1 Scope of Representations of Seller. SELLER MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE VESSELS OR ANY PORTION THEREOF OR PROPERTY THEREON, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF BUYER AND SELLER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER WILL OBTAIN THE VESSELS IN THEIR CONDITION AND STATE OF REPAIR ON THE CLOSING DATE, "AS IS" AND "WHERE IS." Buyer acknowledges and affirms that it will have had the opportunity to complete its own independent investigation, analysis and evaluation of the Business and the prospects of the Business and that it has been afforded the opportunity to inspect the Vessels and the other tangible Assets.

         13.2 No Other Representation on Warranty. Except as set forth in this Agreement or in any document, certificate or other writing furnished or to be furnished by any Seller pursuant hereto, neither Seller nor any director, officer, employee, agent, consultant or representative of Seller or its Affiliates has made any further representation or warranty, and Seller disclaims all liability and responsibility for any such other information whether or not relied upon by Buyer.

         13.3 Survival. Subject to the provisions of 12.1(d) and 12.2(d), as applicable, all representations, warranties and covenants contained in this Agreement (except to the extent any such agreement is limited by its terms) shall remain operative and in full force and effect and shall survive consummation of the transactions contemplated hereby at the Closing, including, without limitation, the delivery of the Assets to Buyer hereunder.

                                  ARTICLE XIV

                                 MISCELLANEOUS

         14.1 Notices. All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                 If to any Buyer:

                          Cliffs Drilling Company
                          1200 Smith Street, Suite 300
                          Houston, Texas   77002
                          Attention: Mr. Edward A. Guthrie
                          Telephone:  (713) 651-9426
                          Telefax:    (713) 951-0649

                 with a copy to:

                          Mr. W. Garney Griggs
                          Griggs & Harrison, P.C.
                          1301 McKinney, Suite 3200
                          Houston, Texas   77010
                          Telephone:  (713) 651-0600
                          Telefax:    (713) 651-1944

                 If to any Seller (other than Partner):

                          Viking Supply Ships A.S.
                          P.O. Box 9
                          N-4601 Kristiansand
                          Norway
                          Attention:  Christen Sveaas
                          Telephone:  011-47-38-022-340
                          Telefax:    011-47-38-025-767

                 if prior to Closing, with a copy to:

                          Southwestern Offshore Corporation
                          Five Post Oak Park, Suite 1720
                          Houston, Texas 77027
                          Attention:  William E. Chiles
                          Telephone:  (713) 850-7057
                          Telefax:    (713) 850-7433

                 and with a copy to:

                          Mr. N. L. Stevens III
                          Gardere Wynne Sewell & Riggs L.L.P.
                          333 Clay Avenue, Suite 800
                          Houston, Texas   77002
                          Telephone:  (713) 308-5500
                          Telefax:    (713) 308-5808

                 If to Partner:

                          Production Partner Inc.
                          c/o Southwestern Offshore Corporation
                          Five Post Oak Park, Suite 1720
                          Houston, Texas   77027
                          Attention:  Mr. William E. Chiles
                          Telephone:  (713) 850-7057
                          Telefax:    (713) 850-7433

                 with a copy to:

                          Mr. N. L. Stevens III
                          Gardere Wynne Sewell & Riggs L.L.P.
                          333 Clay Avenue, Suite 800
                          Houston, Texas   77002
                          Telephone:  (713) 308-5500
                          Telefax:    (713) 308-5808

                 If to Ringdal:

                          Mr. Helge Ringdal
                          c/o Ringdal Holding A.S.
                          Niels Juelsgt. 14
                          0272 Oslo
                          Norway
                          Telephone:  011-47-22-55-7955
                          Telefax:    011-47-22-55-8244

                 with a copy to:

                          Mr. N. L. Stevens III
                          Gardere Wynne Sewell & Riggs L.L.P.
                          333 Clay Avenue, Suite 800
                          Houston, Texas   77002
                          Telephone:  (713) 308-5500
                          Telefax:    (713) 308-5808


         14.2 Entire Agreement. This Agreement, including the Schedules, Exhibits and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         14.3 Amendments and Waiver; Rights and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         14.4 Jurisdiction; Venue; Governing Law. The parties agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the United States federal courts have subject matter jurisdiction, shall be litigated, if at all, exclusively in the United States District Court for the Southern District of Texas, Houston Division, and, if necessary, the corresponding appellate courts. The parties further agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the United States federal courts do not have subject matter jurisdiction, shall be litigated, if at all, exclusively in the Courts of the State of Texas, in Harris County, and, if necessary, the corresponding appellate courts. Each Seller and Ringdal irrevocably submits itself to the personal jurisdiction of, and consents to venue in, any such court, and hereby waives any claim it may otherwise have that such court lacks personal jurisdiction over it or that such court is an inconvenient forum, with respect to any matter or proceeding arising out of this Agreement. Each Seller and Ringdal further agree to voluntarily appear and to enter a general appearance in any proceeding arising out of this Agreement which is brought in any such court. Each Seller and Ringdal hereby irrevocably appoints N. L. Stevens III and/or Gardere Wynne Sewell & Riggs L.L.P. of Houston, Texas as its agent for service of process in any matter or proceeding arising out of this Agreement. The parties agree that Texas law exclusively shall govern all terms of this Agreement, including this Section.

         14.5    Binding Effect; Assignment; No Third Party Benefit.

                 (a) This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (by operation of law or otherwise) without the prior written consent of the other party, except that Buyer may upon notice to Seller direct that title to all or part of the Assets be taken in one or more of Buyer's other wholly owned subsidiaries (direct or indirect); provided, however, that no such designation shall relieve Buyer of any of its duties, liabilities or obligations hereunder.

                 (b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Buyer, Seller and Ringdal any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         14.6 No Specific Performance. The parties hereto represent and acknowledge that the remedies provided at law for any violation by either party of its obligations set forth in this Agreement would be adequate and, as a result, each party hereto hereby disclaims and waives any right to seek or obtain specific performance for any violation of its rights set forth in this Agreement. Notwithstanding the preceding sentence, the liquidated damages and expense reimbursements provided for by Section 11.3 shall constitute the sole remedy available to the parties with respect to the matters covered thereby, and either party may seek specific performance of any obligation of another party to pay such liquidated damages or expense reimbursements.

         14.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         14.8 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

         14.9 Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         14.10 Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         14.11 Descriptive Headings. The descriptive headings herein are inserted or convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

         14.12 Currency. All dollar amounts in this Agreement are stated in United States dollars.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.


                                   SOUTHWESTERN OFFSHORE CORPORATION


                                   By:         /s/ WILLIAM E. CHILES
                                       -----------------------------------------
                                              William E. Chiles, President


                                   VIKING SUPPLY SHIPS A.S.


                                   By:          /s/ CHRISTEN SVEAAS
                                       -----------------------------------------
                                              Christen Sveaas, Chairman


                                   OCEAN MASTER III INC.


                                   By: /s/ OLE GEIR HAGEN
                                       -----------------------------------------
                                          Name: OLE GEIR HAGEN
                                                --------------------------------
                                          Title: COMPANY SECRETARY
                                                 -------------------------------


                                   PRODUCTION PARTNER INC.


                                   By:         /s/ WILLIAM E. CHILES
                                       -----------------------------------------
                                              William E. Chiles, President


                                   TRIVIUM INVESTMENTS LIMITED


                                   By:             /s/ JIM R. WISE
                                       -----------------------------------------
                                                 Jim R. Wise, President


                                   CLIFFS DRILLING COMPANY


                                   By:         /s/ EDWARD A. GUTHRIE
                                       -----------------------------------------
                                       Edward A. Guthrie, Vice President-Finance

                                   CLIFFS DRILLING ASSET ACQUISITION
                                     COMPANY


                                   By:         /s/ EDWARD A. GUTHRIE
                                       -----------------------------------------
                                           Edward A. Guthrie, Vice President



                                   CLIFFS DRILLING MERGER COMPANY


                                   By:         /s/ EDWARD A. GUTHRIE
                                       -----------------------------------------
                                           Edward A. Guthrie, Vice President




                                   /s/ HELGE RINGDAL
                                   ---------------------------------------------
                                   HELGE RINGDAL